Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217678

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 16, 2017)

2,550,682 Units of Stapled Securities

representing

2,550,682 Ordinary Shares and

$440,273,220.02 original issuance amount of

1%/12% Step-Up Senior Secured Third Lien Convertible Notes due 2030

655,094 Ordinary Shares

Vantage Drilling International

Stapled Securities and Ordinary Shares

This is supplement no. 3 to the prospectus dated June 16, 2017 that relates to the offer and resale of up to (a) an aggregate of 2,550,682 units of stapled securities (the “Stapled Securities”) (including the ordinary shares of Vantage Drilling International (the “Ordinary Shares” or “New Shares”) (i) forming a part thereof that may become separated therefrom as described in the prospectus and (ii) that are issuable upon the conversion of the Notes (as defined below) forming a part thereof) and (b) an aggregate of 655,094 Ordinary Shares that are not part of any Stapled Securities, of Vantage Drilling International by the selling holders identified in the prospectus. As of February 10, 2016, the original issuance date thereof, each Stapled Security initially represented one Ordinary Share and an original issuance amount of $172.61 principal amount of 1%/12% Step-Up Senior Secured Third Lien Convertible Notes due 2030 (the “Notes” or “Convertible Notes”), in each case subject to adjustment as further described in the prospectus. Interest on the Notes accrues at a rate of 1% per year from February 10, 2016, the issue date of the Notes, through, but not including, the fourth anniversary of February 10, 2016. From and after the fourth anniversary of February 10, 2016 and through the maturity date of the Notes, interest will accrue at a rate of 12% per year. Interest on the Notes is payable in kind, semi-annually (in arrears) on June 30 and December 31 of each year by increasing the outstanding principal amount of the Notes. The Notes are mandatorily convertible, in whole or in part, into Ordinary Shares upon the occurrence of certain events enumerated in the indenture governing the Notes, as further described in the prospectus. Accordingly, the Notes, or portions thereof, may be converted into Ordinary Shares without the consent of the holder thereof in certain circumstances, as further described in the prospectus. We are not selling any Stapled Securities or Ordinary Shares under this prospectus. We will not receive any proceeds from the sale of Stapled Securities or Ordinary Shares being offered by the selling holders.

The selling holders may offer Stapled Securities and Ordinary Shares from time to time, if and to the extent as they may determine, through public or private transactions or through other means described under “Plan of Distribution” in the prospectus at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. The selling holders may sell Stapled Securities or Ordinary Shares through agents they select or through underwriters and dealers they select. The selling holders also may sell Stapled Securities or Ordinary Shares directly to investors. If the selling holders use agents, underwriters or dealers to sell the Stapled Securities or Ordinary Shares, we will name such agents, underwriters or dealers and describe any applicable commissions or discounts in a supplement to this prospectus if required. Neither our Stapled Securities nor our Ordinary Shares are listed on any national securities exchange and no public market currently exists for our Stapled Securities or Ordinary Shares.

Recent Developments

We have attached to this prospectus supplement the Quarterly Reports on Form 10-Q of the Company for the quarterly periods ended June 30, 2017 and September 30, 2017 filed on August 2, 2017 and November 7, 2017, respectively. The attached information updates and supplements, and should be read together with, the Company’s prospectus dated June 16, 2017, as supplemented from time to time.

Investing in our Stapled Securities and Ordinary Shares involves risks. See the section entitled “Risk Factors” in the prospectus and in our annual report on Form 10-K for the year ended December 31, 2016, as amended by our annual report on Form 10-K/A for the year ended December 31, 2016 (as so amended, the “Annual Report”), which is incorporated by reference therein, for a discussion of certain risks that you should consider before buying our Stapled Securities or Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 5, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number: 333-212081

VANTAGE DRILLING INTERNATIONAL

(Exact name of Registrant as specified in its charter)

Cayman Islands	98-1372204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 404-4700

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act). (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No   ☒

The number of Vantage Drilling International ordinary shares outstanding as of July 20, 2017 is 5,000,053 shares.

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.    Yes  ☒    No  ☐

SAFE HARBOR STATEMENT

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are included throughout this Quarterly Report, including under “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.” When used, statements which are not historical in nature, including those containing words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “would,” “will,” “future” and similar expressions are intended to identify forward-looking statements in this Quarterly Report.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements.

Among the factors that could cause actual results to differ materially are the risks and uncertainties described under “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the following:

•	our small number of customers;
•	credit risks of our key customers and certain other third parties;
•	reduced expenditures by oil and natural gas exploration and production companies;
•	termination or renegotiation of our customer contracts;
•	general economic conditions and conditions in the oil and gas industry;
•	competition within our industry;
•	excess supply of drilling units worldwide;
•	limited mobility of our drilling units between geographic regions;
•	operating hazards in the offshore drilling industry;
•	ability to obtain indemnity from customers;
•	adequacy of insurance coverage upon the occurrence of a catastrophic event;
•	governmental, tax and environmental regulation;
•	changes in legislation removing or increasing current applicable limitations of liability;
•	effects of new products and new technology on the market;
•	our substantial level of indebtedness;
•	our ability to incur additional indebtedness;
•	compliance with restrictions and covenants in our debt agreements;
•	identifying and completing acquisition opportunities;
•	levels of operating and maintenance costs;
•	our dependence on key personnel;
•	availability of workers and the related labor costs;
•	increased cost of obtaining supplies;
•	the sufficiency of our internal controls;
•	changes in tax laws, treaties or regulations;
•	operations in international markets, including geopolitical risk, applicability of foreign laws, including foreign labor and employment laws, and foreign currency exchange rate risk;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act; and
•	our incorporation under the laws of the Cayman Islands and the limited rights to relief that may be available compared to U.S. laws.

Many of these factors are beyond our ability to control or predict. Any, or a combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

In addition, each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in filings we may make with the Securities and Exchange Commission (the “SEC”), which may be obtained by contacting us or the SEC. These filings are also available through our website at www.vantagedrilling.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval system (EDGAR) at www.sec.gov. The contents of our website are not part of this Quarterly Report.

Unless the context indicates otherwise, all references to the “Company,” “Vantage,” “VDI,” “we,” “our” or “us” refer to Vantage Drilling International and its consolidated subsidiaries.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

Vantage Drilling International

Consolidated Balance Sheet

(In thousands, except share and par value information)

(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$200,940	$231,727
Trade receivables	33,464	20,850
Inventory	44,391	45,206
Prepaid expenses and other current assets	14,895	12,423
Total current assets	293,690	310,206
Property and equipment
Property and equipment	903,924	902,241
Accumulated depreciation	(104,677)	(67,713)
Property and equipment, net	799,247	834,528
Other assets	24,325	15,694
Total assets	$1,117,262	$1,160,428

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$39,418	$35,283
Accrued liabilities	19,277	18,448
Current maturities of long-term debt	4,430	1,430
Total current liabilities	63,125	55,161
Long–term debt, net of discount and financing costs of $80,932 and $105,568	892,073	867,372
Other long-term liabilities	8,595	11,335
Commitments and contingencies (Note 8)
Shareholders' equity
Ordinary shares, $0.001 par value, 50 million shares authorized; 5,000,053 shares issued and outstanding	5	5
Additional paid-in capital	373,972	373,972
Accumulated deficit	(220,508)	(147,417)
Total shareholders' equity	153,469	226,560
Total liabilities and shareholders’ equity	$1,117,262	$1,160,428

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Vantage Drilling International

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Successor				Predecessor
	Three Months Ended June 30,		Six Months Ended June 30, 2017	Period from February 10, 2016 to June 30, 2016	Period from January 1, 2016 to February 10, 2016
	2017	2016
Revenue
Contract drilling services	$47,785	$40,901	$85,841	$64,960	$20,891
Management fees	405	1,712	806	2,671	752
Reimbursables	5,073	5,898	8,665	10,666	1,897
Total revenue	53,263	48,511	95,312	78,297	23,540
Operating costs and expenses
Operating costs	40,184	34,965	69,182	62,404	25,213
General and administrative	11,501	8,695	22,980	17,863	2,558
Depreciation	18,554	18,381	36,993	30,457	10,696
Total operating costs and expenses	70,239	62,041	129,155	110,724	38,467
Loss from operations	(16,976)	(13,530)	(33,843)	(32,427)	(14,927)
Other income (expense)
Interest income	215	9	356	15	3
Interest expense and other financing charges (contractual interest of $23,219 for the period from January 1, 2016 to February 10, 2016)	(19,023)	(18,772)	(37,922)	(29,422)	(1,728)
Other, net	663	(1,516)	1,215	318	(69)
Reorganization items	—	(487)	—	(641)	(452,919)
Bargain purchase gain	1,910	—	1,910	—	—
Total other expense	(16,235)	(20,766)	(34,441)	(29,730)	(454,713)
Loss before income taxes	(33,211)	(34,296)	(68,284)	(62,157)	(469,640)
Income tax provision	3,381	1,438	4,807	2,605	2,371
Net loss	(36,592)	(35,734)	(73,091)	(64,762)	(472,011)
Net loss attributable to noncontrolling interests	—	—	—	—	(969)
Net loss attributable to VDI	$(36,592)	$(35,734)	$(73,091)	$(64,762)	$(471,042)
Net loss per share, basic and diluted	$(7.32)	$(7.15)	$(14.62)	$(12.95)	N/A
Weighted average successor ordinary shares outstanding, basic and diluted	5,000	5,000	5,000	5,000	N/A

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Vantage Drilling International

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Successor		Predecessor
	Six Months Ended June 30, 2017	Period from February 10, 2016 to June 30, 2016	Period from January 1, 2016 to February 10, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(73,091)	$(64,762)	$(472,011)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	36,993	30,457	10,696
Amortization of debt financing costs	234	193	—
Amortization of debt discount	24,401	18,945	—
Amortization of contract value	1,504	—	—
PIK interest on the Convertible Notes	3,780	2,932	—
Reorganization items	—	—	430,210
Share-based compensation expense	1,727	—	—
Gain on bargain purchase	(1,910)	—	—
Deferred income tax benefit	(3,315)	(1,741)	—
Loss on disposal of assets	191	624	—
Changes in operating assets and liabilities:
Restricted cash	—	—	(1,000)
Trade receivables	(12,614)	46,147	(3,575)
Inventory	815	(2,129)	223
Prepaid expenses and other current assets	(422)	(1,914)	6,893
Other assets	5,471	569	941
Accounts payable	4,135	92	(14,890)
Accrued liabilities and other long-term liabilities	(3,768)	(29,209)	21,148
Net cash (used in) provided by operating activities	(15,869)	204	(21,365)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(1,203)	(7,982)	116
Cash paid for Vantage 260 acquisition	(13,000)	—	—
Net cash (used in) provided by investing activities	(14,203)	(7,982)	116
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(715)	(715)	(7,000)
Proceeds from issuance of 10% Second Lien Notes	—	—	75,000
Debt issuance costs	—	(51)	(1,125)
Net cash (used in) provided by financing activities	(715)	(766)	66,875
Net (decrease) increase in cash and cash equivalents	(30,787)	(8,544)	45,626
Cash and cash equivalents—beginning of period	231,727	249,046	203,420
Cash and cash equivalents—end of period	$200,940	$240,502	$249,046
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Interest	$9,535	$7,436	$1,568
Income taxes (net of refunds)	8,499	12,481	(1,864)
Non-cash investing and financing transactions:
Payment of interest in kind on the Convertible Notes	$3,780	$2,911	$—
Additional notes issued for backstop premium	—	—	1,125

The accompanying notes are an integral part of these unaudited consolidated financial statements.

VANTAGE DRILLING INTERNATIONAL

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Recent Events

Vantage Drilling International (the “Company” or “VDI”), a Cayman Islands exempted company, is an international offshore drilling company focused on operating a fleet of modern, high specification drilling units. Our principal business is to contract drilling units, related equipment and work crews, primarily on a dayrate basis to drill oil and natural gas wells for our customers. Through our fleet of drilling units, we are a provider of offshore contract drilling services to major, national and independent oil and natural gas companies, focused primarily on international markets. Additionally, for drilling units owned by others, we provide construction supervision services while under construction and preservation management services when stacked.

On April 5, 2017, pursuant to a purchase and sale agreement with a third party, we completed the purchase of a class 154-44C jackup rig and related multi-year drilling contract for $13.0 million. A down payment of $1.3 million was made in February 2017 upon execution of the agreement and the remaining $11.7 million was paid at closing. The rig has been renamed the Vantage 260. We intend to substitute the Sapphire Driller, a Baker Marine Pacific Class 375 jack-up rig to fulfill the drilling contract, and to then dispose of the Vantage 260 after substitution.

Restructuring Agreement and Emergence from Voluntary Reorganization under Chapter 11 Proceeding

On December 1, 2015, we and Vantage Drilling Company (“VDC”), our former parent company, entered into a restructuring support agreement (the “Restructuring Agreement”) with a majority of our secured creditors. Pursuant to the terms of the Restructuring Agreement, the Company agreed to pursue a pre-packaged plan of reorganization (the “Reorganization Plan”) under Chapter 11 of Title 11 of the United States Bankruptcy Code and VDC agreed to commence official liquidation proceedings under the laws of the Cayman Islands. On December 2, 2015, pursuant to the Restructuring Agreement, the Company acquired two subsidiaries responsible for the management of the Company from VDC in exchange for a $61.5 million promissory note (the “VDC Note”). As this transaction involved a reorganization of entities under common control, it was reflected in the consolidated financial statements, at carryover basis, on a retrospective basis. Effective with the Company’s emergence from bankruptcy on February 10, 2016 (the “Effective Date”), VDC’s former equity interest in the Company was cancelled. Immediately following that event, the VDC Note was converted into 655,094 new ordinary shares of the reorganized Company (the “New Shares”) in accordance with the terms thereof, in satisfaction of the obligation thereunder, which, including accrued interest, totaled approximately $62.6 million as of such date.

On December 3, 2015 (the “Petition Date”), the Company, certain of its subsidiaries and certain VDC subsidiaries who were guarantors of the Company’s pre-bankruptcy secured debt, filed the Reorganization Plan in the United States Bankruptcy Court for the District of Delaware (In re Vantage Drilling International (F/K/A Offshore Group Investment Limited), et al., Case No. 15-12422). On January 15, 2016, the District Court of Delaware confirmed the Company’s pre-packaged Reorganization Plan and the Company emerged from bankruptcy on the Effective Date.

Pursuant to the terms of the Reorganization Plan, the pre-bankruptcy term loans and senior notes were retired on the Effective Date by issuing to the debtholders 4,344,959 units in the reorganized Company (the “Units”). Each Unit of securities originally consisted of one New Share and $172.61 of principal of the Company’s 1%/12% Step-Up Senior Secured Third Lien Convertible Notes due 2030 (the “Convertible Notes”), subject to adjustment upon the payment of interest in kind (“PIK interest”) and certain cases of redemption or conversion of the Convertible Notes, as well as share splits, share dividends, consolidation or reclassification of the New Shares. The New Shares and the Convertible Notes are subject to the terms of an agreement that prohibits the New Shares and Convertible Notes from being traded separately.

The Convertible Notes are convertible into New Shares in certain circumstances, at a conversion price (subject to adjustment in accordance with the terms of the Indenture for the Convertible Notes) which was $95.60 as of the issue date. The Indenture for the Convertible Notes includes customary covenants that restrict, among other things, the granting of liens and customary events of default, including among other things, failure to issue securities upon conversion of the Convertible Notes. As of June 30, 2017, taking into account the payment of PIK interest on the Convertible Notes to such date, each such Unit consisted of one New Share and $175.02 of principal of Convertible Notes.

Other significant elements of the Reorganization Plan included:

Second Amended and Restated Credit Agreement. The Company’s pre-petition credit agreement was amended to (i) replace the $32.0 million revolving letter of credit commitment under its pre-petition facility with a new $32.0 million revolving letter of credit facility and (ii) repay the $150 million of outstanding borrowings with (a) $7.0 million of cash and (b) the issuance of $143.0 million initial term loans (the “2016 Term Loan Facility”).

10% Senior Secured Second Lien Notes. Holders of the Company’s pre-petition  term loans and senior notes claims were eligible to participate in a rights offering conducted by the Company for $75.0 million of the Company’s new 10% Senior Secured Second Lien Notes due 2020 (the “10% Second Lien Notes”). In connection with this rights offering, certain creditors entered into a “backstop” agreement to purchase 10% Second Lien Notes if the offer was not fully subscribed. The premium paid to such creditors under the backstop agreement was approximately $2.2 million, which was paid $1.1 million in cash and $1.1 million in additional 10% Second Lien Notes, resulting in a total issued amount of $76.1 million of 10% Second Lien Notes and net cash proceeds to the Company of $73.9 million, after deducting the cash portion of the backstop premium.

The Reorganization Plan allowed the Company to continue business operations during the court proceedings and maintain all operating assets and agreements. The Company had adequate liquidity prior to the filing and did not have to seek any debtor-in-possession financing. All trade payables, credits, wages and other related obligations were unimpaired by the Reorganization Plan.

Other Events: In July 2015, we became aware that Hamylton Padilha, the Brazilian agent VDC used in the contracting of the Titanium Explorer drillship to Petroleo Brasileiro S.A. (“Petrobras”), had entered into a plea arrangement with the Brazilian authorities in connection with his role in facilitating the payment of bribes to former Petrobras executives. Among other things, Mr. Padilha provided information to the Brazilian authorities of an alleged bribery scheme between former Petrobras executives and Mr. Hsin-Chi Su, who was, at the time of the alleged bribery scheme, a member of the Board of Directors and a significant shareholder of our former parent company, VDC. When we learned of Mr. Padilha’s plea agreement and the allegations, we voluntarily contacted the U.S. Department of Justice (“DOJ”) and the Securities and Exchange Commission (the “SEC”) to advise them of these developments, as well as the fact that we had engaged outside counsel to conduct an internal investigation of the allegations. Our internal investigation is ongoing and we are cooperating with the DOJ and SEC in their investigation of these allegations. In connection with our cooperation with the DOJ and SEC, we advised both agencies that in early 2010, we engaged outside counsel to investigate a report of allegations of improper payments to customs and immigration officials in Asia. That investigation was concluded in 2011, and we determined at that time that no disclosure was warranted; however, in an abundance of caution, we provided the results of this investigation to the DOJ and SEC in light of the allegations in the Petrobras matter. Although we cannot predict the outcome of the DOJ and SEC matter, if the DOJ or the SEC determine that violations of the U.S. Foreign Corrupt Practices Act (“FCPA”) have occurred, the Company could be subject to civil and criminal sanctions, including monetary penalties, as well as additional requirements or changes to our business practices and compliance programs, any or all of which could have a material adverse effect on our business and financial condition. Additionally, if we become subject to any judgment, decree, order, governmental penalty or fine, this may constitute an event of default under the terms of our secured debt agreements and, following notice from the requisite lenders and/or noteholders, as applicable, result in our outstanding debt under the 2016 Term Loan Facility and 10% Second Lien Notes becoming immediately due and payable at par, and our outstanding debt under Convertible Notes becoming immediately due and payable at the make-whole amount specified in the indenture governing the Convertible Notes.

2. Basis of Presentation and Significant Accounting Policies

Basis of Consolidation: The accompanying interim consolidated financial information as of June 30, 2017, for the three and six months ended June 30, 2017, for the three months ended June 30, 2016, for the period from February 10, 2016 to June 30, 2016 and for the period from January 1, 2016 to February 10, 2016 has been prepared without audit, pursuant to the rules and regulations of the SEC and includes our accounts and those of our majority owned subsidiaries and variable interest entities (“VIEs”) discussed below. All significant intercompany transactions and accounts have been eliminated. They reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the interim periods, on a basis consistent with the annual audited financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant to the rules and regulations of the SEC, although we believe that the disclosures made are adequate to provide for fair presentation. The consolidated balance sheet at December 31, 2016 is derived from our December 31, 2016 audited financial statements. These interim financial statements should be read in conjunction with the financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016. The results of operations for the interim periods are not necessarily indicative of the operating results for the full fiscal year or any future periods. Certain previously reported amounts have been reclassified to conform to the current period presentation.

In connection with our bankruptcy filing, we were subject to the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852 Reorganizations (“ASC 852”). All expenses, realized gains and losses and provisions for losses directly associated with the bankruptcy proceedings were classified as “reorganization items” in the consolidated statements of operations. Certain pre-petition liabilities subject to Chapter 11 proceedings were considered as Liabilities Subject To Compromise (“LSTC”) on the Petition Date and just prior to our emergence from bankruptcy on the Effective Date. The LSTC classification distinguished such liabilities from the liabilities that were not expected to be compromised and liabilities incurred post-petition.

ASC 852 requires that subsequent to the Petition Date, expenses, realized gains and losses and provisions for losses that can be directly associated with the reorganization of the business be reported separately as reorganization items in the consolidated statements of operations. We were required to distinguish pre-petition liabilities subject to compromise from those that are not and post-petition liabilities in our balance sheet. Liabilities that were subject to compromise were reported at the amounts expected to be allowed by the Bankruptcy Court, even if they were settled for lesser amounts as a result of the Reorganization Plan.

Upon emergence from bankruptcy on the Effective Date, we adopted fresh-start accounting in accordance with ASC 852, which resulted in the Company becoming a new entity for financial reporting purposes. Upon adoption of fresh-start accounting, our assets and liabilities were recorded at their fair values as of the Effective Date. The Effective Date fair values of our assets and liabilities differed materially from the recorded values of our assets and liabilities as reflected in our historical consolidated balance sheets. The effects of the Reorganization Plan and the application of fresh-start accounting were reflected in our consolidated financial statements as of February 10, 2016 and the related adjustments thereto were recorded in our consolidated statements of operations as reorganization items for the period January 1, 2016 to February 10, 2016.

As a result, our consolidated balance sheets and consolidated statement of operations subsequent to the Effective Date will not be comparable to our consolidated balance sheets and statements of operations prior to the Effective Date. Our consolidated financial statements and related notes are presented with a black line division which delineates the lack of comparability between amounts presented on or after February 10, 2016 and dates prior. Our financial results for future periods following the application of fresh-start accounting will be different from historical trends and the differences may be material.

References to “Successor” relate to the Company on and subsequent to the Effective Date. References to “Predecessor” refer to the Company prior to the Effective Date. The consolidated financial statements of the Successor have been prepared assuming that the Company will continue as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business.

In addition to the consolidation of our majority owned subsidiaries, we also consolidate VIEs when we are determined to be the primary beneficiary of a VIE. Determination of the primary beneficiary of a VIE is based on whether an entity has (1) the power to direct activities that most significantly impact the economic performance of the VIE and (2) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Our determination of the primary beneficiary of a VIE considers all relationships between us and the VIE. Certain subsidiaries of VDC, who were guarantors of our pre-petition debt and part of the Reorganization Plan, became our subsidiaries upon emergence from bankruptcy on the Effective Date. We consolidated these entities in our Predecessor consolidated financial statements because we determined that they were VIEs and that we were the primary beneficiary. The following table summarizes the net effect of consolidating these entities on our Predecessor consolidated statement of operations.

Predecessor
Period from January 1, 2016 to February 10, 2016
(unaudited, in thousands)
Revenue	$1,219
Operating costs and expenses	1,240
Income before taxes	22
Income tax provision	991
Net income (loss) attributable to noncontrolling interests	(969)

Cash and Cash Equivalents: Includes deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

Inventory: Consists of materials, consumables, spare parts and related supplies for our drilling rigs and is carried at the lower of average cost or market.

Property and Equipment: Consists of the costs of our drilling rigs, furniture and fixtures, computer equipment and capitalized costs for computer software. Drilling rigs are depreciated on a component basis over estimated useful lives ranging from five to thirty-five years on a straight-line basis as of the date placed in service. Other assets are depreciated upon placement in service over estimated useful lives ranging from three to seven years on a straight-line basis. When assets are sold, retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and a gain or loss is recognized.

We evaluate the realization of property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss on our property and equipment exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Any impairment loss recognized would represent the excess of the asset’s carrying value over the estimated fair value.  In connection with our adoption of fresh-start accounting upon our emergence from bankruptcy on February 10, 2016, an adjustment of $2.0 billion was recorded to decrease the net book value of our drilling rigs to estimated fair value. As of June 30, 2017, no triggering event has occurred to indicate that the current carrying value of our drilling rigs may not be recoverable.

Interest costs and the amortization of debt financing costs related to the financings of our drilling rigs are capitalized as part of the cost while they are under construction and prior to the commencement of each vessel’s first contract. We did not capitalize any interest for the reported periods.

Intangible assets: In connection with our acquisition of the Vantage 260 and related multi-year drilling contract, the Company recorded an identifiable intangible asset of $12.6 million for the fair value of the acquired favorable drilling contract. The resulting intangible asset is being amortized on a straight-line basis over the term of the drilling contract. Amortization expense for intangible assets was $1.5 million for the three and six months ended June 30, 2017.

Expected future intangible asset amortization as of June 30, 2017 is as follows:

(in thousands)
Fiscal year:
Remaining 2017	$3,182
2018	6,311
2019	1,643
Thereafter	-
Total	$11,136

Debt Financing Costs: Costs incurred with debt financings are deferred and amortized over the term of the related financing facility on a straight-line basis which approximates the interest method. Debt issuance costs related to a recognized debt liability are presented in the consolidated balance sheet as a direct deduction from the carrying amount of that debt liability.

Revenue: Revenue is recognized as services are performed based on contracted dayrates and the number of operating days during the period.

In connection with a customer contract, we may receive lump-sum fees for the mobilization of equipment and personnel or the demobilization of equipment and personnel upon completion. Mobilization fees received and costs incurred to mobilize a rig from one geographic market to another are deferred and recognized on a straight-line basis over the term of such contract, excluding any option periods. Costs incurred to mobilize a rig without a contract are expensed as incurred. Fees or lump-sum payments received for capital improvements to rigs are deferred and amortized to income over the term of the related drilling contract. The costs of such capital improvements are capitalized and depreciated over the useful lives of the assets. Upon completion of drilling contracts, any demobilization fees received are recorded as revenue. We record reimbursements from customers for rebillable costs and expenses as revenue and the related direct costs as operating expenses.

Rig and Equipment Certifications: We are required to obtain regulatory certifications to operate our drilling rigs and certain specified equipment and must maintain such certifications through periodic inspections and surveys. The costs associated with these certifications, including drydock costs, are deferred and amortized over the corresponding certification periods.

Income Taxes: Income taxes are provided for based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned. Deferred income tax assets and liabilities are computed for differences between the financial statement basis and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. We recognize interest and penalties related to income taxes as a component of income tax expense.

Concentrations of Credit Risk: Financial instruments that potentially subject us to a significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. We maintain deposits in federally insured financial institutions in excess of federally insured limits. We monitor the credit ratings and our concentration of risk with these financial institutions on a continuing basis to safeguard our cash deposits. We have a limited number of key customers, who are primarily large international oil and gas operators, national oil companies and other international oil and gas companies. Our contracts provide for monthly billings as services are performed and we monitor compliance with contract payment terms on an ongoing basis. Outstanding receivables beyond payment terms are promptly investigated and discussed with the specific customer. We do not have an allowance for doubtful accounts on our trade receivables as of June 30, 2017 or December 31, 2016.

Use of Estimates: The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to property and equipment, income taxes, insurance, employee benefits and contingent liabilities. Actual results could differ from these estimates.

Fair Value of Financial Instruments: The fair value of our short-term financial assets and liabilities approximates the carrying amounts represented in the consolidated balance sheet principally due to the short-term nature or floating rate nature of these instruments. At June 30, 2017, the fair value of the 2016 Term Loan Facility, the 10% Second Lien Notes and the Convertible Notes was approximately $140.2 million, $73.0 million and $738.6 million, respectively, based on quoted market prices in a less active market, a Level 2 measurement.

Recent Accounting Standards: In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 supersedes most of the existing revenue recognition requirements in U.S. GAAP, including industry-specific guidance. The ASU is based on the principle that revenue is recognized when an entity transfers promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires significant additional disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those years, using either a full or a modified retrospective application approach. We plan on adopting the new standard effective January 1, 2018 concurrently with ASU No. 2016-02, Leases (ASC 842) as discussed below. We are evaluating the impact ASU No. 2014-09 will have on our consolidated financial statements and to complete that evaluation, we have completed training on the ASU and have begun contract review and documentation. As part of our assessment, we are liaising with the contract drilling industry association on developing an industry-wide position.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments–Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which affects the accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements for financial instruments. Additionally, the standard clarifies the guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. ASU No. 2016-01 is effective for fiscal years beginning after December 15, 2017. We have not completed an evaluation of ASU No. 2016-01 and have not yet determined the impact, if any, on our financial statements and related disclosures, but the impact is not expected to be material.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842): Amendments to the FASB Accounting Standards Codification, to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU No. 2016-02 is effective for financial statements issued for fiscal years beginning after December 15, 2018, and early adoption is permitted.  Under the updated accounting standards, we have preliminarily determined that our drilling contracts contain both lease and service components, and our adoption, therefore, will require that we separately recognize revenues associated with the lease and service components. Due to the significant interaction between ASU No. 2016-02 and ASU No. 2014-09, we expect to adopt the updates concurrently, effective January 1, 2018. Our adoption, and the ultimate effect on our consolidated financial statements, will be based on an evaluation of the contract-specific facts and circumstances, and such effect could result in differences in the timing of our revenue recognition relative to current accounting standards. We are evaluating the impact ASU No. 2016-02 will have on our consolidated financial statements and related disclosures and to complete that evaluation, we have completed training on the ASU and have started the review and documentation of contracts. As part of our assessment, we are liaising with the contract drilling industry association on developing an industry-wide approach.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326). ASU No. 2016-13 was issued to provide more decision-useful information about the expected credit losses on financial instruments and changes the loss impairment methodology. ASU No. 2016-13 is effective for reporting periods beginning after December 15, 2019 using a modified retrospective adoption method. A prospective transition approach is required for debt securities for which an other-than-temporary impairment had been recognized before the effective date. We are evaluating the provisions of ASU No. 2016-13 and have not yet determined the impact, if any, on our financial position, results of operations or cash flows.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses the classification and presentation of eight specific cash flow issues that currently result in diverse practice. ASU No. 2016-15 is effective for fiscal years beginning after December 15, 2017 utilizing a retrospective transition approach. Early adoption is permitted, provided that all amendments are adopted in the same period. We have not completed an evaluation of ASU No. 2016-15 and have not yet determined the impact, if any, on our financial statements and related disclosures.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transaction occurs as opposed to deferring tax consequences and amortizing them into future periods. This update is effective for annual and interim periods beginning after December 15, 2017, with early adoption permitted. A modified retrospective approach with a cumulative-effect adjustment directly to retained earnings at the beginning of the period of adoption is required. We have not completed an evaluation of ASU No. 2016-16 and have not yet determined the impact, if any, on our financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU No. 2017-01 is effective for financial statements issued for fiscal years beginning after December 15, 2017 utilizing a prospective basis on or after the effective date. Early adoption is permitted. We have not completed an evaluation of ASU No. 2017-01 and have not yet determined the impact, if any, on our financial statements and related disclosures.

3. Acquisitions

On April 5, 2017, pursuant to a purchase and sale agreement with a third party, we completed the purchase of a class 154-44C jackup rig and related multi-year drilling contract for $13.0 million. A down payment of $1.3 million was made in February 2017 upon execution of the agreement and the remaining $11.7 million was paid at closing. The rig has been renamed the Vantage 260. We intend to substitute the Sapphire Driller, a Baker Marine Pacific Class 375 jack-up rig to fulfill the drilling contract, and to then dispose of the Vantage 260 after substitution. We accounted for the acquisition as a business combination in accordance with accounting guidance which requires, among other things, that we allocate the purchase price to the assets acquired and liabilities assumed based on their fair values as of the acquisition date. The following table provides the estimated fair values of the assets acquired and liabilities assumed.

(in thousands)
Total cash consideration	$13,000

Purchase price allocation:
Drilling contract value	12,640
Rig equipment to be sold (net of disposal costs)	2,050
Drillpipe assets	700
Severance liabilities assumed	(480)
Net assets acquired	14,910

Bargain purchase gain	$1,910

Under accounting guidance, a bargain purchase gain results from an acquisition if the fair value of the purchase consideration paid in connection with such acquisition is less than the net fair value of the assets acquired and liabilities assumed. We recorded a bargain purchase gain of approximately $1.9 million related to the acquisition in the three months ending June 30, 2017. We believe that we were able to negotiate a bargain purchase price as a result of our operational presence in West Africa and the seller’s liquidation.

Pro forma results of operations related to the acquisition have not been presented because they are not material to our consolidated statement of operations.

4. Reorganization Items

Reorganization items represent amounts incurred subsequent to the Petition Date as a direct result of the filing of the Reorganization Plan and are comprised of the following:

	Successor				Predecessor
	Three Months Ended June 30,		Six Months Ended June 30, 2017	Period from February 10, 2016 to June 30, 2016	Period from January 1, 2016 to February 10, 2016
	2017	2016
(unaudited, in thousands)
Professional fees	$—	$487	$—	$641	$22,712
Net gain on settlement of LSTC	—	—	—	—	(1,630,025)
Fresh-start adjustments	—	—	—	—	2,060,232
	$—	$487	$—	$641	$452,919

For the six months ended June 30, 2017, and for the periods from February 10, 2016 to June 30, 2016 and from January 1, 2016 to February 10, 2016, cash payments for reorganization items totaled $181,000, $15.4 million and $7.3 million, respectively.

5. Debt

Our debt was composed of the following:

	June 30, 2017	December 31, 2016
(unaudited, in thousands)
2016 Term Loan Facility	$140,855	$141,570
10% Second Lien Notes, net of financing costs of $1,638 and $1,873	74,487	74,252
Convertible Notes, net of discount of $79,294 and $103,695	681,161	652,980
	896,503	868,802
Less current maturities of long-term debt	4,430	1,430
Long-term debt, net	$892,073	$867,372

Second Amended and Restated Credit Agreement. The Company entered into the 2016 Term Loan Facility providing for (i) a $32.0 million revolving letter of credit facility to replace the Company’s existing $32.0 million revolving letter of credit commitment under its pre-petition credit facility and (ii) $143.0 million of term loans into which the claims of the lenders under the Company’s pre-petition credit facility were converted. The lenders under the Company’s pre-petition credit facility also received $7.0 million of cash under the Reorganization Plan. The obligations under the 2016 Term Loan Facility are guaranteed by substantially all of the Company’s subsidiaries, subject to limited exceptions, and secured on a first priority basis by substantially all of the Company’s and the guarantors’ assets, including ship mortgages on all vessels, assignments of related earnings and insurance and pledges of the capital stock of all guarantors, in each case, subject to certain exceptions. We have issued $19.5 million in letters of credit as of June 30, 2017.

The maturity date of the term loans and commitments established under the 2016 Term Loan Facility is December 31, 2019. Interest is payable on the unpaid principal amount of each term loan under the 2016 Term Loan Facility at LIBOR plus 6.5%, with a LIBOR floor of 0.5%. The initial term loans are currently bearing interest at 7.7%. The 2016 Term Loan Facility has quarterly scheduled debt maturities of $357,500 which commenced in March 2016.

Fees are payable on the outstanding face amount of letters of credit at a rate per annum equal to 5.5% pursuant to the terms of the 2016 Term Loan Facility.

The 2016 Term Loan Facility includes customary representations and warranties, mandatory prepayments, affirmative and negative covenants and events of default, including covenants that, among other things, restrict the granting of liens, the incurrence of indebtedness, the making of investments and capital expenditures, the sale or other conveyance of assets, including vessels, transactions with affiliates, prepayments of certain debt and the operation of vessels. The 2016 Term Loan Facility also requires that the Company maintain $75.0 million of available cash (defined to include unrestricted cash and cash equivalents plus undrawn commitments).

10% Senior Secured Second Lien Notes. The Company engaged in a rights offering for $75.0 million of new 10% Second Lien Notes for certain holders of its secured debt claims. In connection with this rights offering, certain creditors entered into a “backstop” agreement to purchase 10% Second Lien Notes if the offer was not fully subscribed. The premium paid to such creditors under the backstop agreement was approximately $2.2 million, which was paid $1.1 million in cash and $1.1 million in additional 10% Second Lien Notes, resulting in a total issued amount of $76.1 million of 10% Second Lien Notes, and in net cash proceeds of approximately $73.9 million after deducting the cash portion of the backstop premium.

The 10% Second Lien Notes were issued at par and are fully and unconditionally guaranteed (except for customary release provisions), on a senior secured basis, by all of the subsidiaries of the Company. The 10% Second Lien Notes mature on December 31, 2020, and bear interest from the date of their issuance at the rate of 10% per year. Interest on outstanding 10% Second Lien Notes is payable semi-annually in arrears, which commenced on June 30, 2016. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The 10% Second Lien Notes rank behind the 2016 Term Loan Facility as to collateral.

The Indenture for the 10% Second Lien Notes includes customary covenants and events of default, including covenants that, among other things, restrict the granting of liens, restrict the making of investments, restrict the incurrence of indebtedness and the conveyance of vessels, limit transactions with affiliates, and require that the Company provide periodic financial reports.

1%/12% Step-Up Senior Secured Third Lien Convertible Notes. The Company issued 4,344,959 New Shares and $750.0 million of the Convertible Notes to certain creditors holding approximately $2.5 billion of pre-petition secured debt claims. The New Shares issued to the creditors and the Convertible Notes may only be traded together and not separately. The Convertible Notes mature on December 31, 2030 and are convertible into New Shares, in certain circumstances, at a conversion price (subject to adjustment in accordance with the terms of the Indenture for the Convertible Notes) which was $95.60 as of the issue date. The Indenture for the Convertible Notes includes customary covenants that restrict, among other things, the granting of liens and customary events of default, including among other things, failure to issue securities upon conversion of the Convertible Notes. As of June 30, 2017, taking into account the payment of PIK interest on the Convertible Notes to such date, each such unit of securities was comprised of one New Share and $175.02 of principal of Convertible Notes. As of June 30, 2017, we would be required to issue approximately 8.0 million New Shares if the Convertible Notes were converted.

In connection with the adoption of fresh-start accounting, the Convertible Notes were recorded at an estimated fair value of approximately $603.1 million. The difference between face value and the fair value at date of issuance of the Convertible Notes was recorded as a debt discount and is being amortized to interest expense over the expected life of the Convertible Notes using the effective interest rate method.

Interest on the Convertible Notes is payable semi-annually in arrears commencing June 30, 2016 as a payment in kind, either through an increase in the outstanding principal amount of the Convertible Notes or, if the Company is unable to increase such principal amount, by the issuance of additional Convertible Notes.  Interest is computed on the basis of a 360-day year comprised of twelve 30-day months at a rate of 1% per annum for the first four years and then increasing to 12% per annum until maturity.

The Company’s obligations under the Convertible Notes are fully and unconditionally guaranteed (except for customary release provisions), on a senior secured basis, by all of the subsidiaries of the Company, and the obligations of the Company and guarantors are secured by liens on substantially all of their respective assets. The guarantees by the Company’s subsidiaries of the Convertible Notes are joint and several. The Company has no independent assets or operations apart from the assets and operations of its wholly-owned subsidiaries. In addition, there are no significant restrictions on the Company’s or any subsidiary guarantor’s ability to obtain funds from its subsidiaries by dividend or loan. The Indenture for the Convertible Notes includes customary covenants that restrict the granting of liens and customary events of default, including, among other things, failure to issue securities upon conversion of the Convertible Notes. In addition, the Indenture, and the applicable Collateral Agreements, provide that any capital stock and other securities of any of the guarantors will be excluded from the collateral to the extent the pledge of such capital stock or other securities to secure the Convertible Notes would cause such guarantor to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

The Convertible Notes will convert only (a) prior to the third anniversary of the issue date (February 10, 2016), (i) upon the instruction of holders of a majority in principal amount of the Convertible Notes or (ii) upon the full and final resolution of all potential Investigation Claims (as defined below), as determined in good faith by the board of directors of the Company (the “Board”) (which determination shall require the affirmative vote of a supermajority of the non-management directors), and (b) from and after February 10, 2019 through their maturity date of December 31, 2030, upon the approval of the Board (which approval shall require the affirmative vote of a supermajority of the non-management directors). For these purposes, (i) “supermajority of the non-management directors” means five affirmative votes of non-management directors assuming six non-management directors eligible to vote and, in all other circumstances, the affirmative vote of at least 75% of the non-management directors eligible to vote and (ii) “Investigation Claim” means any claim held by a United States or Brazilian governmental unit and arising from or related to the procurement of that certain Agreement for the Provision of Drilling Services, dated as of February 4, 2009, by and between Petrobras Venezuela Investments & Services B.V. and Vantage Deepwater Company, as amended, modified, supplemented, or novated from time to time.

In the event of a change in control, the holders of our Convertible Notes have the right to require us to repurchase all or any part of the Convertible Notes at a price equal to 101% of their principal amount. We assessed the prepayment requirements and concluded that this feature met the criteria to be considered an embedded derivative and must be bifurcated and separately valued at fair value due to the discount on the Convertible Notes at issuance. We considered the probabilities of a change of control occurring and determined that the derivative had a de minimis value at February 10, 2016 and December 31, 2016, respectively.

Upon the occurrence of specified change of control events or certain losses of our vessels in the agreements governing our 10% Second Lien Notes, Convertible Notes or 2016 Term Loan Facility, we will be required to offer to repurchase or repay all (or in the case of events of losses of vessels, an amount up to the amount of proceeds received from such event of loss) of such outstanding debt under such debt agreements at the prices and upon the terms set forth in the applicable agreements. In addition, in connection with certain asset sales, we will be required to offer to repurchase or repay such outstanding debt as set forth in the applicable debt agreements. In addition, in connection with their investigation, if the DOJ or the SEC determine that violations of the FCPA have occurred, the Company could be subject to civil and criminal sanctions, including monetary penalties, and if we become subject to any judgment, decree, order, governmental penalty or fine, this may constitute an event of default under the terms of our secured debt agreements and , following notice from the requisite lenders and/or noteholders, as applicable, result in our outstanding debt under the 2016 Term Loan Facility and 10% Second Lien Notes becoming immediately due and payable at par, and our outstanding debt under

Convertible Notes becoming immediately due and payable at the make-whole amount specified in the indenture governing the Convertible Notes.

6. Shareholders’ Equity

We have 50,000,000 authorized ordinary shares, par value $0.001 per share. Upon emergence from bankruptcy, we issued 5,000,053 ordinary shares in connection with the settlement of LSTC and the VDC Note. As of June 30, 2017, 5,000,053 ordinary shares were issued and outstanding.

   On August 9, 2016, the Company adopted the Amended and Restated 2016 Management Incentive Plan (the “2016 Amended MIP”) to align the interests of participants with those of the shareholders by providing incentive compensation opportunities tied to the performance of the Company’s equity securities. Pursuant to the 2016 Amended MIP, the Compensation Committee may grant to employees, directors and consultants stock options, restricted stock, restricted stock units or other awards.

During the six months ended June 30, 2017, we granted to employees 29,008 time-based restricted stock units (“TBGs”) and 67,685 performance-based restricted stock units (“PBGs”) under our 2016 Amended MIP. In March 2017, four directors were granted 415 TBGs each, or a total of 1,660 TBGs. The TBGs vest annually, ratably over four years; however, accelerated vesting is provided for in the event of a qualified liquidity event as defined in the 2016 Amended MIP (a “QLE”). Otherwise, the settlement of any vested TBGs occurs upon the seventh anniversary of the Effective Date. The PBGs contain vesting eligibility provisions tied to the earlier of a QLE or seven years from the Effective Date. Upon the occurrence of a vesting eligibility event, the number of PBGs that actually vest will be dependent on the achievement of pre-determined Total Enterprise Value (“TEV”) targets specified in the grants.

Both the TBGs and PBGs are classified as liabilities consistent with the classification of the underlying securities and under the provisions of ASC 718 Compensation – Stock Compensation are remeasured at each reporting period until settled. Share based compensation expense is recognized over the requisite service period until settled. We recognized approximately $947,000 and $1.7 million of share based compensation expense for the three and six months ended June 30, 2017, respectively. In the six months ended June 30, 2017, 11,237 of previously granted TBGs vested.

Share based compensation expense for PBGs will be recognized when it is probable that the TEV targets will be met. Once it is probable the performance condition will be met, compensation expense based on the fair value of the PBGs at the balance sheet date will be recognized for the service period completed. For the quarter ended June 30, 2017, we concluded that it was not probable that the TEV performance condition would be met and therefore, no share based compensation expense was recognized for PBGs.

7. Income Taxes

We are a Cayman Islands entity. The Cayman Islands does not impose corporate income taxes. Consequently, we have calculated income taxes based on the laws and tax rates in effect in the countries in which operations are conducted, or in which we and our subsidiaries are considered resident for income tax purposes. We operate in multiple countries under different legal forms. As a result, we are subject to the jurisdiction of numerous domestic and foreign tax authorities, as well as to tax agreements and treaties among these governments. Tax rates vary between jurisdictions, as does the tax base to which the rates are applied. Taxes may be levied based on net profit before taxes or gross revenues. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events, such as the amount, timing and character of deductions, permissible revenue recognition methods under the tax law and the sources and character of income and tax credits. Our income tax expense may vary substantially from one period to another as a result of changes in tax laws, regulations, agreements and treaties, foreign currency exchange restrictions, rig movements or our level of operations or profitability in each tax jurisdiction. Furthermore, our income taxes are generally dependent upon the results of our operations and, when we generate significant revenues in jurisdictions where the income tax liability is based on gross revenues or asset values, there is no correlation between our operating results and the income tax expense. Furthermore, in some jurisdictions we do not pay taxes or receive benefits for certain income and expense items, including interest expense, loss on extinguishment of debt and write-off of development costs.

Deferred income tax assets and liabilities are recorded for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. We provide for deferred taxes on temporary differences between the financial statements and tax bases of assets and liabilities using the enacted tax rates, which are expected to apply to taxable income when the temporary differences are expected to reverse. Deferred tax assets are also provided for certain tax credit carryforwards. A valuation allowance is established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

In certain jurisdictions, we are taxed under preferential tax regimes, which may require our compliance with specified requirements to sustain the tax benefits. We believe we are in compliance with the specified requirements and will continue to make all reasonable efforts to comply; however, our ability to meet the requirements of the preferential tax regimes may be affected by changes in laws, our business operations and other factors affecting our company and industry, many of which are beyond our control.

Our periodic tax returns are subject to examination by taxing authorities in the jurisdictions in which we operate in accordance with the normal statute of limitations in the applicable jurisdiction. These examinations may result in assessments of additional taxes that are resolved with the authorities or through the courts. Resolution of these matters involves uncertainties and there are no assurances as to the outcome. Our tax years 2010 and forward remain open to examination in many of our jurisdictions and we are currently involved in several tax examinations in jurisdictions where we are operating or have previously operated. As information becomes available during the course of these examinations, we may increase or decrease our estimates of tax assessments and accruals.

8. Commitments and Contingencies

We are subject to litigation, claims and disputes in the ordinary course of business, some of which may not be covered by insurance. There is an inherent risk in any litigation or dispute and no assurance can be given as to the outcome of any claims.

In July 2015, we became aware of media reports that Hamylton Padilha, the Brazilian agent VDC used in the contracting of the Titanium Explorer drillship to Petrobras, had entered into a plea arrangement with the Brazilian authorities in connection with his role in facilitating the payment of bribes to former Petrobras executives. Among other things, Mr. Padilha provided information to the Brazilian authorities of an alleged bribery scheme between former Petrobras executives and Nobu Su, who was, at the time of the alleged bribery scheme, a member of the Board of Directors and a significant shareholder of our former parent company, VDC. When we learned of Mr. Padilha’s plea agreement and the allegations, we voluntarily contacted the DOJ and the SEC to advise them of these  developments, as well as the fact that we had engaged outside counsel to conduct an internal investigation of the allegations. Our internal investigation is ongoing and we are cooperating with the DOJ and SEC in their investigation of these allegations. In connection with our cooperation with the DOJ and SEC, we advised both agencies that in early 2010, we engaged outside counsel to investigate a report of allegation of improper payments to customs and immigration officials in Asia. That investigation was concluded in 2011, and we determined at that time that no disclosure was warranted; however, in an abundance of caution, we provided the results of this investigation to the DOJ and SEC in light of the allegations in the Petrobras matter. Although we cannot predict the outcome of the DOJ and SEC matter, if the DOJ or the SEC determine that violations of the FCPA have occurred, the Company could be subject to civil and criminal sanctions, including monetary penalties, as well as additional requirements or changes to our business practices and compliance programs, any or all of which could have a material adverse effect on our business and financial condition. Additionally, if we become subject to any judgment, decree, order, governmental penalty or fine, this may constitute an event of default under the terms of our secured debt agreements and, following notice from the requisite lenders and/or noteholders, as applicable, result in our outstanding debt under the 2016 Term Loan Facility and 10% Second Lien Notes becoming immediately due and payable at par, and our outstanding debt under Convertible Notes becoming immediately due and payable at the make-whole amount specified in the indenture governing the Convertible Notes.

In connection with our bankruptcy cases, two appeals were filed relating to the confirmation of the Reorganization Plan. Specifically, on January 29, 2016, Hsin Chi Su and F3 Capital filed two appeals before the United States District Court for the District of Delaware seeking a reversal of (i) the Court’s determination that Hsin Chi Su and F3 Capital did not have standing to appear and be heard in the bankruptcy cases, which was made on the record at a hearing held on January 14, 2016, and (ii) the Court’s Findings of Fact, Conclusions of Law, and Order (I) Approving the Debtors’ (A) Disclosure Statement Pursuant to Sections 1125 and 1126(b) of the Bankruptcy Code, (B) Solicitation of Votes and Voting Procedures, and (C) Forms of Ballots, and (II) Confirming the Amended Joint Prepackaged Chapter 11 Plan of Offshore Group Investment Limited and its Affiliated Debtors [Docket No. 188], which was entered on January 15, 2016. The appeals were consolidated on June 14, 2016. We cannot predict with certainty the ultimate outcome of any such appeals. An adverse outcome could negatively affect our business, results of operations and financial condition.

On August 31, 2015, VDC received notice from Petrobras America, Inc. (“PAI”) and Petrobras Venezuela Investments & Services B.V. (“PVIS”) stating that PAI and PVIS were terminating the Agreement for the Provision of Drilling Services dated February 4, 2009 (the “Drilling Contract”). The Drilling Contract was initially entered into between PVIS and Vantage Deepwater Company, one of our wholly-owned indirect subsidiaries, and was later novated by PVIS to PAI and by Vantage Deepwater Company to Vantage Deepwater Drilling, Inc., another of our wholly-owned indirect subsidiaries. The notice stated that PAI and PVIS were terminating the Drilling Contract because Vantage had allegedly breached its obligations under the agreement. Under the terms of the Drilling Contract we initiated arbitration proceedings before the American Arbitration Association on August 31, 2015, challenging PVIS and PAI’s wrongful attempt to terminate the Drilling Contract. Vantage has maintained that it complied with all of its obligations under the Drilling Contract and that PVIS and PAI’s attempt to terminate the agreement is both improper and a breach of the Drilling Contract.

In the ongoing arbitration proceeding, the hearing on the merits has concluded and the parties have exchanged post-hearing briefs. Vantage has asserted claims against PAI and PVIS for declaratory relief and monetary damages based on breach of contract. Vantage has also asserted a claim against Petroleo Brasileiro S.A. (“PBP”) to enforce a guaranty provided by PBP.  The Petrobras entities (PVIS, PAI and PBP) have asserted that the Drilling Contract is void as illegally procured, that PVIS and PBP are not proper parties to the arbitration, and that PAI and PVIS properly terminated the contract. PAI has further counterclaimed for attorneys’ fees and costs alleging that Vantage failed to negotiate in good faith before commencing arbitration proceedings and is seeking disgorgement damages of approximately $102 million. We are vigorously pursuing our claims in the arbitration and deny that any of the claims or defenses asserted by the Petrobras entities have merit.

Pursuant to the terms of the Restructuring Agreement, the Company agreed to the Reorganization Plan and VDC agreed to commence official liquidation proceedings under the laws of the Cayman Islands. On December 2, 2015, pursuant to the Restructuring Agreement, the Company acquired two subsidiaries responsible for the management of the Company from VDC in exchange for the VDC Note.  In connection with our separation from our former parent company, we and the Joint Official Liquidators, appointed to oversee the liquidation of VDC, are in discussions regarding the settlement of certain intercompany receivables and payables as between the Company and its subsidiaries, on the one hand, and VDC and its subsidiaries on the other. While we continue to believe that our position regarding the settlement of such amounts is correct, we cannot predict the ultimate outcome of this matter should legal proceedings between the parties transpire.

9. Supplemental Financial Information

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	June 30, 2017	December 31, 2016
(unaudited, in thousands)
Prepaid insurance	$1,061	$782
Sales tax receivable	7,176	7,129
Income tax receivable	965	1,025
Other receivables	235	74
Assets held for sale	2,050	—
Other	3,408	3,413
	$14,895	$12,423

Property and Equipment, net

Property and equipment, net, consisted of the following:

	June 30, 2017	December 31, 2016
(unaudited, in thousands)
Drilling equipment	$881,637	$880,267
Assets under construction	2,291	2,138
Office and technology equipment	18,832	18,764
Leasehold improvements	1,164	1,072
	903,924	902,241
Accumulated depreciation	(104,677)	(67,713)
Property and equipment, net	$799,247	$834,528

Other Assets

Other assets consisted of the following:

	June 30, 2017	December 31, 2016

Contract value	$11,136	$—
Performance bond collateral	—	3,197
Deferred certification costs	4,355	4,885
Deferred mobilization costs	2,645	4,194
Deferred income taxes	5,203	2,237
Deposits	986	1,181
	$24,325	$15,694

Accrued Liabilities

Accrued liabilities consisted of the following:

	June 30, 2017	December 31, 2016
(unaudited, in thousands)
Interest	$75	$104
Compensation	11,640	11,289
Income taxes payable	5,428	5,008
Other	2,134	2,047
	$19,277	$18,448

Transactions with Former Parent Company

The Company's Consolidated Statement of Operations included the following transactions with VDC for the periods indicated:

	Successor				Predecessor
	Three Months Ended June 30,		Six Months Ended June 30, 2017	Period from February 10, 2016 to June 30, 2016	Period from January 1, 2016 to February 10, 2016
	2017	2016
(unaudited, in thousands)
Interest income	$—	$7	$—	$11	$3
Interest expense	—	—	—	—	(662)
	$—	$7	$—	$11	$(659)

The following table summarizes the balances payable to VDC included in the Company's Consolidated Balance Sheet as of the periods indicated:

	June 30, 2017	December 31, 2016
(unaudited, in thousands)
Accounts payable to related parties, net	$17,278	$17,278
	$17,278	$17,278

10. Business Segment and Significant Customer Information

We aggregate our contract drilling operations into one reportable segment even though we provide contract drilling services with different types of rigs, including jackup rigs and drillships, and in different geographic regions. Our operations are dependent on the global oil and gas industry and our rigs are relocated based on demand for our services and customer requirements. Our customers consist primarily of large international oil and gas companies, national or government-controlled oil and gas companies and other international exploration and production companies.

Additionally, for drilling units owned by others, we provide construction supervision services while under construction and preservation management services when stacked.  In September 2013, we signed an agreement to supervise and manage the construction of two ultra-deepwater drillships for a third party. In January 2017, we signed an agreement to manage the preservation of two ultra-deepwater drillships for a third party. Our management business represented approximately 0.8%, 0.9%, 3.5%, 3.4% , 3.2%, of our total revenue for the three and six months ended June 30, 2017, for the three months ended June 30, 2016, for the period from February 10, 2016 to June 30, 2016 and for the period from January 1, 2016 to February 10, 2016, respectively.

For the three and six months ended June 30, 2017 and 2016, all of our revenue was from countries outside of the United States. Consequently, we are exposed to the risk of changes in economic, political and social conditions inherent in foreign operations.  Four customers accounted for approximately 50%, 18%, 12% and 11% of consolidated revenue for the three months ended June 30, 2017. For the six months ended June 30, 2017, three customers accounted for approximately 56%, 15% and 12% of consolidated revenue. For the three months ended June 30, 2016, three customers accounted for approximately 52%, 19%, and 19% of consolidated revenue. Three customers accounted for approximately 50%, 19% and 18% of consolidated revenue for the period from February 10, 2016 to June 30, 2016.  Three customers accounted for approximately 47%, 20% and 17% of consolidated revenue for the period from January 1, 2016 to February 10, 2016.

Our revenue by country was as follows:

	Successor				Predecessor
	Three Months Ended June 30,		Six Months Ended June 30, 2017	Period from February 10, 2016 to June 30, 2016	Period from January 1, 2016 to February 10, 2016
	2017	2016
(unaudited, in thousands)
Congo	$35,811	$25,421	$62,687	$39,280	$13,769
Malaysia	6,581	9,023	14,504	14,959	3,319
Indonesia	—	9,165	—	14,401	4,214
Qatar	5,909	—	11,693	—	—
Other countries (a)	4,962	4,902	6,428	9,657	2,238
Total revenues	$53,263	$48,511	$95,312	$78,297	$23,540
(a)	Other countries represent countries in which we operate that individually had operating revenues representing less than 10% of total revenues earned.

Our property and equipment, net by country was as follows:

	June 30, 2017	December 31, 2016
(unaudited, in thousands)
Congo	$267,093	$277,305
Malaysia	269,647	280,689
South Africa	188,629	196,473
Other countries (a)	73,878	80,061
Total property and equipment	$799,247	$834,528
(a)	Other countries represent countries in which we individually had property and equipment, net, representing less than 10% of total property and equipment, net.

A substantial portion of our assets are mobile drilling units. Asset locations at the end of the period are not necessarily indicative of the geographic distribution of the revenues generated by such assets during the periods.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion is intended to assist you in understanding our financial position at June 30, 2017 and our results of operations for the three and six months ended June 30, 2017, for the three months ended June 30, 2016 and for the periods from February 10, 2016 to June 30, 2016 (the “Successor Period”) and from January 1, 2016 to February 10, 2016 (the “Predecessor Period”). The Successor Period and the Predecessor Period referred to in the results of operations are two distinct reporting periods as a result of our emergence from bankruptcy on February 10, 2016. The discussion should be read in conjunction with the financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016. The results of operations for the interim periods are not necessarily indicative of the operating results for the full fiscal year or any future periods. Certain previously reported amounts have been reclassified to conform to the current year presentation.

Overview

We are an international offshore drilling company focused on operating a fleet of modern, high specification drilling units. Our principal business is to contract drilling units, related equipment and work crews, primarily on a dayrate basis to drill oil and natural gas wells for our customers. Through our fleet of drilling units, we are a provider of offshore contract drilling services to major, national and independent oil and natural gas companies, focused primarily on international markets. Additionally, for drilling units owned by others, we provide construction supervision services while under construction, preservation management services when stacked and operations and marketing services for operating rigs.

The following table sets forth certain current information concerning our offshore drilling fleet as of July 20, 2017.

Name	Year Built	Water Depth Rating (feet)	Drilling Depth Capacity (feet)	Status
Jackups
Emerald Driller	2008	375	30,000	Operating
Sapphire Driller	2009	375	30,000	Operating
Aquamarine Driller	2009	375	30,000	Operating
Topaz Driller	2009	375	30,000	Operating
Vantage 260 (1)	1979	250	20,000	Operating
Drillships (2)
Platinum Explorer	2010	12,000	40,000	Mobilizing
Titanium Explorer	2012	12,000	40,000	Warm Stacked
Tungsten Explorer	2013	12,000	40,000	Operating

(1) The Vantage 260 is designed for 250 feet water depths but is currently outfitted for 150 feet water depth.

(2) The drillships are designed to drill in up to 12,000 feet of water and are currently equipped to drill in 10,000 feet of water.

Reorganization

On the Petition Date, we filed a reorganization plan in the United States Bankruptcy Court for the District of Delaware (In re Vantage Drilling International (F/K/A Offshore Group Investment Limited), et al., Case No. 15-12422). On January 15, 2016, the District Court of Delaware confirmed the Company’s pre-packaged reorganization plan and we emerged from bankruptcy effective on the Effective Date.

Pursuant to the terms of the Reorganization Plan, the pre-bankruptcy term loans and senior notes were retired on the Effective Date by issuing to the debtholders 4,344,959 Units in the reorganized Company. Each Unit of securities originally consisted of one New Share and $172.61 of principal of the Convertible Notes, subject to adjustment upon the payment of PIK interest and certain cases of redemption or conversion of the Convertible Notes, as well as share splits, share dividends, consolidation or reclassification of the New Shares. The New Shares and the Convertible Notes are subject to the terms of an agreement that prohibits the New Shares and Convertible Notes from being traded separately.

The Convertible Notes are convertible into New Shares in certain circumstances, at a conversion price (subject to adjustment in accordance with the terms of the Indenture for the Convertible Notes) which was $95.60 as of the issue date. The Indenture for the Convertible Notes includes customary covenants that restrict, among other things, the granting of liens and customary events of default, including among other things, failure to issue securities upon conversion of the Convertible Notes. As of June 30, 2017, taking into account the payment of PIK interest on the Convertible Notes to such date, each such Unit consisted of one New Share and $175.02 of principal of Convertible Notes.

Other significant elements of the Reorganization Plan included:

Second Amended and Restated Credit Agreement. The Company’s pre-petition credit agreement was amended to (i) replace the $32.0 million revolving letter of credit commitment under its pre-petition facility with a new $32.0 million revolving letter of credit facility and (ii) repay the $150 million of outstanding borrowings under its pre-petition facility with (a) $7.0 million of cash and (b) the issuance of $143.0 million initial term loans.

10% Senior Secured Second Lien Notes. Holders of the Company’s pre-petition  secured debt claims were eligible to participate in a rights offering conducted by the Company for $75.0 million of the Company’s 10% Second Lien Notes. In connection with this rights offering, certain creditors entered into a “backstop” agreement to purchase 10% Second Lien Notes if the offer was not fully subscribed. The premium paid to such creditors under the backstop agreement was approximately $2.2 million, paid $1.1 million in cash and $1.1 million in additional 10% Second Lien Notes, resulting in a total issued amount of $76.1 million of 10% Second Lien Notes, and in net cash proceeds of $73.9 million, after deducting the cash portion of the backstop premium.

VDC Note. Effective with the Company’s emergence from bankruptcy, VDC’s former equity interest in the Company was cancelled. Immediately following that event, the VDC Note was converted into 655,094 New Shares in accordance with the terms thereof, in satisfaction of the obligation thereunder, which, including accrued interest, totaled approximately $62.6 million as of such date.

The Reorganization Plan allowed the Company to maintain all operating assets and agreements. All trade payables, credits, wages and other related obligations were unimpaired by the Reorganization Plan.

Upon emergence from bankruptcy on the Effective Date, we adopted fresh-start accounting in accordance with ASC 852, which resulted in the Company becoming a new entity for financial reporting purposes. Upon adoption of fresh-start accounting, our assets and liabilities were recorded at their fair values as of the Effective Date. The Effective Date fair values of our assets and liabilities differed materially from the recorded values of our assets and liabilities as reflected in our historical consolidated balance sheets. The effects of the Reorganization Plan and the application of fresh-start accounting are reflected in our consolidated balance sheet as of December 31, 2016 and the related adjustments thereto were recorded in our consolidated statements of operations as reorganization items.

Business Outlook

Expectations about future oil and natural gas prices have historically been a key driver of demand for our services. The International Energy Agency (the “Agency”), in their July 2017 Oil Market Report, estimates that average demand will increase by approximately 1.4 million barrels per day or 1.4% in 2017 from 96.6 million barrels per day to 98.0 million barrels per day. The Agency forecasts a similar growth in demand for 2018, when global demand is estimated to reach 99.4 million barrels per day. While this represents favorable growth in demand, it has not been enough to fully offset surplus production and high inventories remain, which continue to depress oil prices. Uncertainty around the viability and length of reductions in production agreed to by the Organization of Petroleum Exporting Countries (“OPEC”) and the incremental production capacity in non-OPEC countries, including growing production from the U.S. shale activity, continue to contribute to an uncertain oil price environment.

As a result of the persistence of reduced oil prices since 2014, exploration and development companies have significantly reduced capital expenditures during this period and historically low levels of spending are expected for 2017. Recent analyst surveys of exploration and production spending indicate that oil and gas companies continue to reduce capital expenditures and we expect that the offshore drilling programs of operators will remain curtailed until higher, sustainable crude oil prices are achieved. Accordingly, we anticipate that our industry will experience depressed market conditions through 2017 and into 2018.

In addition to the reduction in demand for drilling rigs, the additional supply of newbuild rigs is further depressing the market. There are currently 101 jackups and 33 deepwater floaters on order at shipyards per Bassoe Offshore A.S. with scheduled deliveries extending out to 2021. While 29 jackups and 12 deepwater floaters are scheduled for delivery through December 31, 2017, it is unclear when these drilling rigs will actually be delivered as many rig deliveries have already been deferred to later dates and some rig orders have been canceled. In response to the oversupply of drilling rigs, a number of competitors are removing older, less efficient rigs from their fleets by either cold stacking the drilling rigs or taking them permanently out of service.

Since June 2014, 93 rigs, with an average age of approximately 35 years, have been announced for recycling according to Bassoe Offshore AS. Of these 93 rigs, 66 are semisubmersibles, 13 are drillships and 14 are jackups. We expect drilling rig cold stacking, scrapping and conversion to non-drilling use to continue during 2017 and into 2018. While we believe this is an important element in bringing the supply of drilling rigs back into balance with demand, we do not anticipate that it will be sufficient to materially improve market conditions in 2017 or in 2018.

A summary of our drilling backlog coverage of days contracted and related revenue as of June 30, 2017 forward is as follows:

	Percentage of Days Contracted		Revenues Contracted (in thousands)
	2017	2018	2017	2018	Beyond
Jackups	81%	36%	$40,065	$36,824	$8,408
Drillships	44%	61%	$64,585	$123,896	$67,727

As previously announced, our ultra-deepwater drillship, the Platinum Explorer, recently received a letter of award for a three year contract from Oil and Natural Gas Company. The Platinum Explorer is planned to mobilize to India in the fourth quarter of 2017.

Results of Operations

Operating results for our contract drilling services are dependent on three primary metrics: available days, rig utilization and dayrates. The following table sets forth this selected operational information for the periods indicated.

	Successor				Predecessor
	Three Months Ended June 30,		Six Months Ended June 30, 2017	Period from February 10, 2016 to June 30, 2016	Period from January 1, 2016 to February 10, 2016
	2017	2016
Jackups
Rigs available (at end of period)	5	4	5	4	4
Available days (1)	451	364	811	568	160
Utilization (2)	80.4%	52.2%	66.9%	55.0%	53.6%
Average daily revenues (3)	$63,259	$88,450	$65,032	$89,549	$88,347
Deepwater
Rigs available	3	3	3	3	3
Available days (1)	273	273	543	426	120
Utilization (2)	32.8%	33.3%	33.1%	33.3%	33.3%
Average daily revenues (3)	$277,277	$264,802	$281,475	$260,515	$332,715

(1)	Available days are the total number of rig calendar days in the period.
(2)

Utilization is calculated as a percentage of the actual number of revenue earning days divided by the available days in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations.

(3)

Average daily revenues are based on contract drilling revenues divided by revenue earning days. Average daily revenue will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees and demobilization fees.

For the Three Months Ended June 30, 2017 and 2016

Net loss for the three months ended June 30, 2017 (the “Current Quarter”) was $36.6 million, or $7.32 per basic and diluted share, on operating revenues of $53.3 million, compared to net loss for the three months ended June 30, 2016 (the “Comparable Quarter”) of $35.7 million, or $7.15 per basic and diluted share, on operating revenues of $48.5 million.

The following table is an analysis of our operating results for the three months ended June 30, 2017 and 2016.

	Three Months Ended June 30,		Change
	2017	2016	$	%
(unaudited, in thousands)
Revenues
Contract drilling services	$47,785	$40,901	$6,884	17%
Management fees	405	1,712	(1,307)	-76%
Reimbursables	5,073	5,898	(825)	-14%
Total revenues	53,263	48,511	4,752	10%
Operating costs and expenses
Operating costs	40,184	34,965	5,219	15%
General and administrative	11,501	8,695	2,806	32%
Depreciation	18,554	18,381	173	1%
Total operating costs and expenses	70,239	62,041	8,198	13%
Loss from operations	(16,976)	(13,530)	(3,446)	25%
Other income (expense)
Interest income	215	9	206	**
Interest expense and financing charges	(19,023)	(18,772)	(251)	1%
Other, net	663	(1,516)	2,179	-144%
Reorganization items	-	(487)	487	-100%
Bargain purchase gain	1,910	-	1,910	100%
Total other expense	(16,235)	(20,766)	4,531	-22%
Loss before income taxes	(33,211)	(34,296)	1,085	-3%
Income tax provision	3,381	1,438	1,943	135%
Net loss	$(36,592)	$(35,734)	$(858)	2%
** Not a meaningful percentage.

Revenue: Total revenue increased 10% and contract drilling revenue increased 17% for the Current Quarter as compared to the Comparable Quarter. The increase in drilling revenue was primarily due to the addition of the Vantage 260 and related drilling contract, which contributed an incremental $6.8 million in the Current Quarter. Further revenue increases of $5.0 million driven by a 9% improvement in jackup utilization on our remaining fleet were offset by decreases in average dayrates.

Management fees and reimbursable revenue for the Current Quarter were $0.4 million and $5.1 million, respectively, as compared to $1.7 million and $5.9 million, respectively, in the Comparable Quarter. The decrease in management fees and reimbursable revenue was primarily due to the completion of the construction of a managed drillship in 2016.

Operating costs: Operating costs for the Current Quarter increased 15% as compared to the Comparable Quarter, primarily due to the addition of the Vantage 260 to the jackup fleet with $5.4 million in operating costs, including $1.5 million for non-cash amortization of contract value, in the Current Quarter.

General and administrative expenses: Increases in general and administrative expenses for the Current Quarter as compared to the Comparable Quarter were primarily due to increased legal expenses associated with our internal FCPA investigation and the Petrobras arbitration.

Depreciation expense: Depreciation expense for the Current Quarter was consistent with the Comparable Quarter.

Interest expense and other financing charges: Interest expense for the Current Quarter was consistent with the Comparable Quarter. Interest expense for the Current Quarter and for the Comparable Quarter includes approximately $14.2 million and $14.1 million of non-cash payment-in-kind interest and deferred financing costs, respectively.

Reorganization items: In the Comparable Quarter, we incurred $0.5 million of post-petition professional fees in connection with our bankruptcy cases.

Bargain purchase gain: We recorded a bargain purchase gain of $1.9 million during the Current Quarter related to our Vantage 260 acquisition. The gain on bargain purchase resulted from the excess of the net fair value of the assets acquired and liabilities assumed in the acquisition over the purchase price. We believe that we were able to negotiate a bargain purchase price as a result of our operational presence in West Africa and the seller’s liquidation.

Income tax expense: Income tax expense increased in the Current Quarter as compared to the Comparable Quarter due to an increase in revenue in the Current Quarter and the impact of the annualized effective tax rate.

For the Six Months Ended June 30, 2017 and the Successor and Predecessor Periods

Net loss for the six months ended June 30, 2017 (the “Current Period”) was $73.1 million, or $14.6 per basic and diluted share, on operating revenues of $95.3 million and net loss for the Successor Period was $64.8 million, or $12.95 per basic and diluted share, on operating revenues of $78.3 million. Net loss attributable to VDI for the Predecessor Period was $471.0 million, on operating revenues of $23.5 million.

The following table is an analysis of our operating results for the Current Period, the Successor Period and the Predecessor Period.

	Successor		Predecessor
	Six Months Ended June 30, 2017	Period from February 10, 2016 to June 30, 2016	Period from January 1, 2016 to February 10, 2016

(unaudited, in thousands)
Revenues
Contract drilling services	$85,841	$64,960	$20,891
Management fees	806	2,671	752
Reimbursables	8,665	10,666	1,897
Total revenues	95,312	78,297	23,540
Operating costs and expenses
Operating costs	69,182	62,404	25,213
General and administrative	22,980	17,863	2,558
Depreciation	36,993	30,457	10,696
Total operating costs and expenses	129,155	110,724	38,467
Loss from operations	(33,843)	(32,427)	(14,927)
Other income (expense)
Interest income	356	15	3
Interest expense and financing charges	(37,922)	(29,422)	(1,728)
Other, net	1,215	318	(69)
Reorganization items	-	(641)	(452,919)
Bargain purchase gain	1,910	-	-
Total other expense	(34,441)	(29,730)	(454,713)
Loss before income taxes	(68,284)	(62,157)	(469,640)
Income tax provision	4,807	2,605	2,371
Net loss	(73,091)	(64,762)	(472,011)
Net loss attributable to noncontrolling interests	-	-	(969)
Net loss attributable to VDI	$(73,091)	$(64,762)	$(471,042)

Revenue: During the Current Period jackup utilization averaged 67% with both the Emerald Driller and the Aquamarine Driller working throughout, and the remaining three jackups working a combined additional 180 days generating a combined average daily revenue of $65,032. During the Successor Period, we had two jackups that worked the entire period and the Sapphire Driller worked approximately 31 days of the period on a short-term contract in West Africa. These three rigs generated average daily revenue of approximately $89,549. In the Predecessor period of January 1, 2016 to February 10, 2016, our jackups had an aggregate 86 revenue earning days at average daily revenue of approximately $88,347.

Deepwater utilization for the Current Period, for the Successor Period and for the Predecessor Period averaged 33% as only the Tungsten Explorer worked throughout all periods. Neither of our other two ultra-deepwater drillships worked during the reported periods as the Platinum Explorer completed its initial 5-year contract during the fourth quarter of 2015 and the Titanium Explorer drilling contract was cancelled by the operator in August 2015.

Management fees for the Current Period, the Successor Period and the Predecessor Period averaged approximately $4,455 per day, $18,810 per day and $18,810 per day, respectively. Reimbursable revenue for the Current Period and the Successor Period was $8.7 million and $10.7 million, respectively, with six rigs working part of the Current Period and four working during the Successor Period. Reimbursable revenue for the Predecessor Period was $1.9 million when three rigs worked for the entire period.

Operating costs: Operating costs for the Current Period were approximately $69.2 million, including $5.0 million of reimbursable costs. Operating costs for the Successor Period were approximately $62.4 million, including $8.4 million of reimbursable costs. For the Predecessor Period, operating costs were $25.2 million, including $1.4 million of reimbursable costs. Operating costs in the respective periods were dependent on the operational status of the rigs.

General and administrative expenses: General and administrative expenses for the Current Period and the Successor Period were $23.0 million and $17.9 million, respectively, which included $9.7 million and $4.3 million, respectively, in increased legal expenses associated with our internal FCPA investigation and the Petrobras arbitration. Similar charges incurred in the Predecessor Period totaled $531,000.

Depreciation expense: For the Predecessor Period, depreciation expense was based on the historical cost basis of our property and equipment. Upon our emergence from bankruptcy, we applied the provisions of fresh-start accounting and revalued our property and equipment to fair value which resulted in a significant decrease in those values. Depreciation expense for the Current Period and the Successor Period is based on the reduced asset values of property and equipment as a result of the adoption of fresh-start accounting.

Interest expense and other financing charges: Interest expense for the Current Period and for the Successor Period is calculated on the debt that was issued in connection with our emergence from bankruptcy on February 10, 2016. Interest expense for the Predecessor Period was calculated on the old credit agreement as provided for in the Reorganization Plan and on the VDC Note issued in connection with the Reorganization Plan. Interest expense for the Current Period and for the Successor Period includes approximately $28.4 million and $22.1 million of non-cash payment in kind interest and deferred financing costs, respectively.

Reorganization items: In the Predecessor Period, we incurred $22.7 million of post-petition professional fees associated with the bankruptcy cases. Additionally, we incurred non-cash charges of $2.06 billion in fresh-start accounting adjustments, offset by a $1.63 billion non-cash gain on settlement of LSTC. During the Successor Period we incurred $641,000 in professional fee expenses in connection with our bankruptcy cases.

Income tax expense: Our estimated annualized effective tax rates for the Current Period was negative 7.6% based on estimated annualized loss before income taxes excluding income tax discrete items. Our estimated annualized effective tax rates for the Successor Period and the Predecessor Period were negative 9.4% based on estimated annualized loss or profit before income taxes in the respective periods, excluding income tax discrete items. For all periods, we had a loss before income taxes resulting in negative tax rates. Our income taxes are generally dependent upon the results of our operations and the local income taxes in the jurisdictions in which we operate. In some jurisdictions we do not pay taxes or receive benefits for certain income and expense items, including interest expense, loss on extinguishment of debt and reorganization expenses.

Liquidity and Capital Resources

As of June 30, 2017, we had working capital of approximately $230.6 million, including approximately $200.9 million of cash available for general corporate purposes. Scheduled principal debt maturities and interest payments through December 31, 2018 are approximately $34.4 million. We anticipate expenditures through December 31, 2018 for sustaining capital expenditures on our rig fleet, capital spares, information technology and other general corporate projects to be approximately $5.1 million to $6.3 million. As our rigs obtain new contracts, we could incur reactivation and mobilization costs for these rigs, as well as customer requested equipment upgrades. These costs could be significant and may not be fully recoverable from the customer. Additionally, we anticipate expenditures for maintenance and repairs and equipment certifications on our rigs in preparation for future contracts. Through December 31, 2018, we anticipate incremental expenditures for fleet reactivation, special periodic surveys and major repair and maintenance expenditures to be approximately $25.3 million to $30.9 million. As of June 30, 2017 we had $12.5 million available for the issuance of letters of credit under our revolving letter of credit facility.

In February 2017, we executed a purchase and sale agreement with a third party to acquire the Vantage 260 jackup rig and related multi-year drilling contract for $13.0 million. A down payment of $1.3 million was made upon execution of the agreement and the remaining $11.7 million was paid upon closing on April 5, 2017.

The table below includes a summary of our cash flow information for periods indicated.

	Successor		Predecessor
(unaudited, in thousands)	Six Months Ended June 30, 2017	Period from February 10, 2016 to June 30, 2017	Period from January 1, 2016 to February 10, 2016
Cash flows provided by (used in):
Operating activities	$(15,869)	$204	$(21,365)
Investing activities	(14,203)	(7,982)	116
Financing activities	(715)	(766)	66,875

Changes in cash flows from operating activities are driven by changes in net income (see discussion of changes in net income in “Results of Operations” above) during the periods. Changes in cash flows used in investing activities are dependent upon our level of capital expenditures, which varies based on the timing of projects. Cash used for the acquisition of the Vantage 260 totaled $13.0 million in the six months ended June 30, 2017. In the Predecessor Period from January 1, 2016 to February 10, 2016, we received proceeds of $73.9 million, net of debt issuance costs of $2.3 million, from the issuance of the 10% Second Lien Notes. Additionally, we made a $7.0 million payment on our pre-petition credit agreement.

The significant elements of our post-petition debt are described in “Note 5. Debt” to our consolidated financial statements included elsewhere in this report.

We enter into operating leases in the normal course of business for office space, housing, vehicles and specified operating equipment. Some of these leases contain options that would cause our future cash payments to change if we exercised those options.

We are subject to litigation, claims and disputes in the ordinary course of business, some of which may not be covered by insurance. Information regarding our legal proceedings is set forth in “Note 8. Commitments and Contingencies” to our consolidated financial statements included elsewhere in this report. There is an inherent risk in any litigation or dispute and no assurance can be given as to the outcome of any claims. We do not believe the ultimate resolution of any existing litigation, claims or disputes will have a material adverse effect on our financial position, results of operations or cash flows.

Critical Accounting Policies and Accounting Estimates

The preparation of financial statements and related disclosures in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While management believes current estimates are appropriate and reasonable, actual results could materially differ from those estimates. We have identified the policies below as critical to our business operations and the understanding of our financial operations.

Fresh-start Accounting: Effective with our bankruptcy filing on December 3, 2015, we were subject to the requirements of ASC 852. All expenses, realized gains and losses and provisions for losses directly associated with the bankruptcy proceedings were classified as “reorganization items” in the consolidated statements of operations. Certain pre-petition liabilities subject to Chapter 11 proceedings were considered LSTC on the Petition Date and just prior to our emergence from bankruptcy on the Effective Date. The LSTC classification distinguished such liabilities from the liabilities that were not expected to be compromised and liabilities incurred post-petition.

Upon emergence from bankruptcy, we adopted fresh-start accounting, which resulted in the Company becoming a new entity for financial reporting purposes. Upon adoption of fresh-start accounting, our assets and liabilities were recorded at their fair values as of the Effective Date. The Effective Date fair values of our assets and liabilities differed materially from the recorded values of our assets and liabilities as reflected in our historical consolidated balance sheets. The effects of the Reorganization Plan and the application of fresh-start accounting are reflected in our consolidated balance sheet as of December 31, 2016 and the related adjustments thereto were recorded in our consolidated statement of operations as reorganization items for the period January 1, 2016 to February 10, 2016.

Property and Equipment: Our long-lived assets, primarily consisting of the values of our drilling rigs, are the most significant amount of our total assets. We make judgments with regard to the carrying value of these assets, including amounts capitalized, componentization, depreciation and amortization methods, salvage values and estimated useful lives. Drilling rigs are depreciated on a component basis over estimated useful lives on a straight-line basis as of the date placed in service. Other assets are depreciated upon placement in service over estimated useful lives on a straight-line basis.

We evaluate the realization of property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss on our property and equipment exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Any impairment loss recognized would be computed as the excess of the asset’s carrying value over the estimated fair value. Estimates of future cash flows require us to make long-term forecasts of our future revenues and operating costs with regard to the assets subject to review. Our business, including the utilization rates and dayrates we receive for our drilling rigs, depends on the level of our customers’ expenditures for oil and natural gas exploration, development and production expenditures. Oil and natural gas prices and customers’ expectations of potential changes in these prices, the general outlook for worldwide economic growth, political and social stability in the major oil and natural gas producing basins of the world, availability of credit and changes in governmental laws and regulations, among many other factors, significantly affect our customers’ levels of expenditures. Sustained declines in or persistent depressed levels of oil and natural gas prices, worldwide rig counts and utilization, reduced access to credit markets, reduced or depressed sale prices of comparably equipped jackups and drillships and any other significant adverse economic news could require us to evaluate the realization of our drilling rigs. In connection with our adoption of fresh-start accounting upon our emergence from bankruptcy on February 10, 2016, an adjustment of $2.0 billion was recorded to decrease the net book value of our drilling rigs to estimated fair value. As of June 30, 2017, no triggering event has occurred to indicate that the current carrying value of our drilling rigs may not be recoverable.

Revenue: Revenue is recognized as services are performed based on contracted dayrates and the number of operating days during the period.

In connection with a customer contract, we may receive lump-sum fees for the mobilization of equipment and personnel. Mobilization fees and costs incurred to mobilize a rig from one geographic market to another are deferred and recognized on a straight-line basis over the term of such contract, excluding any option periods. Costs incurred to mobilize a rig without a contract are expensed as incurred. Fees or lump-sum payments received for capital improvements to rigs are deferred and amortized to income over the term of the related drilling contract. The costs of such capital improvements are capitalized and depreciated over the useful lives of the assets. We had no deferred revenues under drilling contracts at June 30, 2017 or December 31, 2016.

Rig and Equipment Certifications: We are required to obtain regulatory certifications to operate our drilling rigs and certain specified equipment and must maintain such certifications through periodic inspections and surveys. The costs associated with these certifications, including drydock costs, are deferred and amortized over the corresponding certification periods.

Income Taxes: Income taxes have been provided based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned. Deferred income tax assets and liabilities are computed for differences between the financial statement basis and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. We recognize interest and penalties related to income taxes as a component of income tax expense.

Recent Accounting Standards: See “Note 2. Basis of Presentation and Significant Accounting Policies” to our consolidated financial statements included elsewhere in this report.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Our rigs operate in various international locations and thus are sometimes subject to foreign exchange risk. We may from time to time also be exposed to certain commodity price risk, equity price risk and risks related to other market driven rates or prices. We do not enter into derivatives or other financial instruments for trading or speculative purposes. The significant decline in worldwide exploration and production spending as a result of reduced oil prices has negatively impacted the offshore contract drilling business as discussed in “Item 2.Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Interest Rate Risk: As of June 30, 2017, we had approximately $140.9 million face amount of variable rate debt outstanding under the 2016 Term Loan Facility. Under the 2016 Term Loan Facility, interest is payable on the unpaid principal amount of each term loan at LIBOR plus 6.5%, with a LIBOR floor of 0.5%. As of June 30, 2017, the 1-month LIBOR rate was 1.23% and the current interest rate on the 2016 Term Loan Facility is 7.73%. Increases in the LIBOR rate would impact the amount of interest that we are required to pay on these borrowings. For every 1% increase in LIBOR (above the LIBOR floor) we would be subject to an increase in interest expense of $1.4 million per annum based on June 30, 2017 outstanding principal amounts. We have not entered into any interest rate hedges or swaps with regard to the 2016 Term Loan Facility.

Foreign Currency Exchange Rate Risk. Our functional currency is the U.S. Dollar, which is consistent with the oil and gas industry. However, outside the United States, a portion of our expenses are incurred in local currencies. Therefore, when the U.S. Dollar weakens (strengthens) in relation to the currencies of the countries in which we operate, our expenses reported in U.S. Dollars will increase (decrease). A substantial majority of our revenues are received in U.S. dollars, our functional currency; however, in certain countries in which we operate, local laws or contracts may require us to receive some payment in the local currency. We are exposed to foreign currency exchange risk to the extent the amount of our monetary assets denominated in the foreign currency differs from our obligations in that foreign currency. In order to mitigate the effect of exchange rate risk, we attempt to limit foreign currency holdings to the extent they are needed to pay liabilities in the local currency. To further manage our exposure to fluctuations in currency exchange rates, foreign exchange derivative instruments, specifically foreign exchange forward contracts, or spot purchases, may be used. A foreign exchange forward contract obligates us to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. We do not enter into derivative transactions for speculative purposes. As of June 30, 2017, we did not have any open foreign exchange derivative contracts or material foreign currency exposure risk.

Item 4. Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports we voluntarily file or submit to the SEC is recorded, processed, summarized, and reported within the time periods required by our debt agreements.

We carried out an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, such officers have concluded that the design and operation of these disclosure controls and procedures were effective as of June 30, 2017 to provide reasonable assurance that information required to be disclosed on our reports filed or submitted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) was (1) accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure and (2) recorded, summarized and reported within the time periods specified in the SEC’s rules and forms.

There were no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent fiscal quarter that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings

Information regarding the Company’s legal proceedings is set forth in “Note 8. Commitments and Contingencies” located in the Notes to Unaudited Consolidated Financial Statements included in Part I Item 1 of this Quarterly Report on Form 10-Q and is incorporated herein by reference.

Item 6. Exhibits

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	File Number	Exhibit	Filing Date
2.1	Joint Prepackaged Chapter 11 Plan of Offshore Group Investment Limited and its Affiliated Debtors, dated December 1, 2015, which is Exhibit A to the Disclosure Statement		T-3	022-29012	99.T3E.1	12/02/15
3.1A	Certificate of Incorporation of the Company		S-4	333-170841	3.3	11/24/10
3.1B	Third Amended and Restated Memorandum and Articles of Association of the Company		8-K	333-159299-15	3.01	08/05/16
4.1	Second Amended and Restated Credit Agreement by and between Offshore Group Investment Limited, certain subsidiaries thereof as Guarantors, the lenders from time to time party thereto as Lenders and Royal Bank of Canada as Administrative Agent and Collateral Agent, dated as of February 17, 2016		8-K	333-159299-15	4.1	02/17/16
4.2	Second Lien Indenture by and between Offshore Group Investment Limited, the guarantors from time to time party thereto (including certain of the Assignors, as defined therein) and U.S. Bank National Association, as trustee and noteholder collateral agent, dated as of February 10, 2016		8-K	333-159299-15	4.2	02/17/16
4.3	Third Lien Indenture by and between Offshore Group Investment Limited, the guarantors from time to time party thereto (including certain of the Assignors, as defined therein) and U.S. Bank National Association, as trustee and noteholder collateral agent, dated as of February 10, 2016		8-K	333-159299-15	4.3	02/17/16
4.4	Supplemental Indenture, dated as of June 8, 2016, among Vantage Drilling International (f/k/a Offshore Group Investment Limited), the guarantors party thereto, and U.S. Bank National Association, as trustee and noteholder collateral agent, to the Third Lien Indenture dated as of February 10, 2016		S-1	333-212081	4.4	06/16/16
4.5	Shareholders Agreement by and among Offshore Group Investment Limited and the Shareholders (as defined therein) dated as of February 10, 2016		8-K	333-159299-15	10.1	02/17/16
4.6	Registration Rights Agreement by and among Offshore Group Investment Limited and each of the Holders (as defined therein) party thereto dated as of February 10, 2016		8-K	333-159299-15	10.2	02/17/16
4.7	Amendment No. 1 to the Registration Rights Agreement dated as of May 9, 2016, by and among Vantage Drilling International (f/k/a Offshore Group Investment Limited) and each of the		8-K	333-159299-15	10.3	02/17/16

4.8	Registration Rights Agreement among Vantage Drilling International, Vantage Drilling Company and the joint official liquidators of Vantage Drilling Company, dated as of April 26, 2017		10-K/A	333-212081	10.1	05/01/17
12.1	Statement re Computation of Earnings to Fixed Charges	X
31.1	Certification of Principal Executive Officer Pursuant to Section 302	X
31.2	Certification of Principal Financial and Accounting Officer Pursuant to Section 302	X
32.1**	Certification of Principal Executive Officer Pursuant to Section 906
32.2**	Certification of Principal Financial and Accounting Officer Pursuant to Section 906
101.INS	— XBRL Instance Document	X
101.SCH	— XBRL Schema Document	X
101.CAL	— XBRL Calculation Document	X
101.DEF	— XBRL Definition Linkbase Document	X
101.LAB	— XBRL Label Linkbase Document	X
101.PRE	— XBRL Presentation Linkbase Document	X

** These exhibits are furnished herewith and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VANTAGE DRILLING INTERNATIONAL

Date: August 2, 2017	By:	/s/ THOMAS J. CIMINO
Thomas J. Cimino
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	File Number	Exhibit	Filing Date
2.1	Joint Prepackaged Chapter 11 Plan of Offshore Group Investment Limited and its Affiliated Debtors, dated December 1, 2015, which is Exhibit A to the Disclosure Statement		T-3	022-29012	99.T3E.1	12/02/15
3.1A	Certificate of Incorporation of the Company		S-4	333-170841	3.3	11/24/10
3.1B	Third Amended and Restated Memorandum and Articles of Association of the Company		8-K	333-159299-15	3.01	08/05/16
4.1	Second Amended and Restated Credit Agreement by and between Offshore Group Investment Limited, certain subsidiaries thereof as Guarantors, the lenders from time to time party thereto as Lenders and Royal Bank of Canada as Administrative Agent and Collateral Agent, dated as of February 17, 2016		8-K	333-159299-15	4.1	02/17/16
4.2	Second Lien Indenture by and between Offshore Group Investment Limited, the guarantors from time to time party thereto (including certain of the Assignors, as defined therein) and U.S. Bank National Association, as trustee and noteholder collateral agent, dated as of February 10, 2016		8-K	333-159299-15	4.2	02/17/16
4.3	Third Lien Indenture by and between Offshore Group Investment Limited, the guarantors from time to time party thereto (including certain of the Assignors, as defined therein) and U.S. Bank National Association, as trustee and noteholder collateral agent, dated as of February 10, 2016		8-K	333-159299-15	4.3	02/17/16
4.4	Supplemental Indenture, dated as of June 8, 2016, among Vantage Drilling International (f/k/a Offshore Group Investment Limited), the guarantors party thereto, and U.S. Bank National Association, as trustee and noteholder collateral agent, to the Third Lien Indenture dated as of February 10, 2016		S-1	333-212081	4.4	06/16/16
4.5	Shareholders Agreement by and among Offshore Group Investment Limited and the Shareholders (as defined therein) dated as of February 10, 2016		8-K	333-159299-15	10.1	02/17/16
4.6	Registration Rights Agreement by and among Offshore Group Investment Limited and each of the Holders (as defined therein) party thereto dated as of February 10, 2016		8-K	333-159299-15	10.2	02/17/16
4.7	Amendment No. 1 to the Registration Rights Agreement dated as of May 9, 2016, by and among Vantage Drilling International (f/k/a Offshore Group Investment Limited) and each of the		8-K	333-159299-15	10.3	02/17/16

4.8	Registration Rights Agreement among Vantage Drilling International, Vantage Drilling Company and the joint official liquidators of Vantage Drilling Company, dated as of April 26, 2017		10-K/A	333-212081	10.1	05/01/17
12.1	Statement re Computation of Earnings to Fixed Charges	X
31.1	Certification of Principal Executive Officer Pursuant to Section 302	X
31.2	Certification of Principal Financial and Accounting Officer Pursuant to Section 302	X
32.1**	Certification of Principal Executive Officer Pursuant to Section 906
32.2**	Certification of Principal Financial and Accounting Officer Pursuant to Section 906
101.INS	— XBRL Instance Document	X
101.SCH	— XBRL Schema Document	X
101.CAL	— XBRL Calculation Document	X
101.DEF	— XBRL Definition Linkbase Document	X
101.LAB	— XBRL Label Linkbase Document	X
101.PRE	— XBRL Presentation Linkbase Document	X

** These exhibits are furnished herewith and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act.

Exhibit 12.1
Ratio of Earnings to Fixed Charges
(In thousands, except Ratio of Earnings to Fixed Charges)

Successor
Six Months
Ended June 30,
2017
Earnings (Loss)
Loss before provision for income taxes and minority interest	$ (68,285)
Fixed charges	38,286
Minority interest in pre-tax income of subsidiaries with no fixed charges	0
Loss as adjusted	$ (29,999)

Fixed Charges
Interest expense	$ 37,922
Portion of rental expense representative of the interest factor	364
Total fixed charges	$ 38,286

Ratio of earnings to fixed charges (a)	-

(a) For the six months ended June 30, 2017 earnings were not sufficient to cover fixed charges by approximately $68.3 million.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number: 333-212081

VANTAGE DRILLING INTERNATIONAL

(Exact name of Registrant as specified in its charter)

Cayman Islands	98-1372204
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 404-4700

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act). (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No   ☒

The number of Vantage Drilling International ordinary shares outstanding as of October 20, 2017 is 5,000,053 shares.

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.    Yes  ☒    No  ☐

2

SAFE HARBOR STATEMENT

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are included throughout this Quarterly Report, including under “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.” When used, statements which are not historical in nature, including those containing words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “would,” “will,” “future” and similar expressions are intended to identify forward-looking statements in this Quarterly Report.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements.

Among the factors that could cause actual results to differ materially are the risks and uncertainties described under “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the following:

•	our small number of customers;
•	credit risks of our key customers and certain other third parties;
•	reduced expenditures by oil and natural gas exploration and production companies;
•	termination or renegotiation of our customer contracts;
•	general economic conditions and conditions in the oil and gas industry;
•	competition within our industry;
•	excess supply of drilling units worldwide;
•	limited mobility of our drilling units between geographic regions;
•	operating hazards in the offshore drilling industry;
•	ability to obtain indemnity from customers;
•	adequacy of insurance coverage upon the occurrence of a catastrophic event;
•	governmental, tax and environmental regulation;
•	changes in legislation removing or increasing current applicable limitations of liability;
•	effects of new products and new technology on the market;
•	our substantial level of indebtedness;
•	our ability to incur additional indebtedness;
•	compliance with restrictions and covenants in our debt agreements;
•	identifying and completing acquisition opportunities;
•	levels of operating and maintenance costs;
•	our dependence on key personnel;
•	availability of workers and the related labor costs;
•	increased cost of obtaining supplies;
•	the sufficiency of our internal controls;
•	changes in tax laws, treaties or regulations;
•

operations in international markets, including geopolitical risk, applicability of foreign laws, including foreign labor and employment laws, foreign tax and customs regimes, and foreign currency exchange rate risk;

3

•	any non-compliance with the U.S. Foreign Corrupt Practices Act and any other anti-corruption laws; and
•	our incorporation under the laws of the Cayman Islands and the limited rights to relief that may be available compared to U.S. laws.

Many of these factors are beyond our ability to control or predict. Any, or a combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

In addition, each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in filings we may make with the Securities and Exchange Commission (the “SEC”), which may be obtained by contacting us or the SEC. These filings are also available through our website at www.vantagedrilling.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval system (EDGAR) at www.sec.gov. The contents of our website are not part of this Quarterly Report.

Unless the context indicates otherwise, all references to the “Company,” “Vantage,” “VDI,” “we,” “our” or “us” refer to Vantage Drilling International and its consolidated subsidiaries.

4

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

Vantage Drilling International

Consolidated Balance Sheet

(In thousands, except share and par value information)

(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$198,637	$231,727
Trade receivables	36,103	20,850
Inventory	43,675	45,206
Prepaid expenses and other current assets	16,158	12,423
Total current assets	294,573	310,206
Property and equipment
Property and equipment	904,327	902,241
Accumulated depreciation	(123,215)	(67,713)
Property and equipment, net	781,112	834,528
Other assets	22,384	15,694
Total assets	$1,098,069	$1,160,428

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$46,182	$35,283
Accrued liabilities	20,073	18,448
Current maturities of long-term debt	4,430	1,430
Total current liabilities	70,685	55,161
Long–term debt, net of discount and financing costs of $68,564 and $105,568	904,084	867,372
Other long-term liabilities	9,899	11,335
Commitments and contingencies (Note 8)
Shareholders' equity
Ordinary shares, $0.001 par value, 50 million shares authorized; 5,000,053 shares issued and outstanding	5	5
Additional paid-in capital	373,972	373,972
Accumulated deficit	(260,576)	(147,417)
Total shareholders' equity	113,401	226,560
Total liabilities and shareholders’ equity	$1,098,069	$1,160,428

The accompanying notes are an integral part of these unaudited consolidated financial statements.

5

Vantage Drilling International

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Successor				Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30, 2017	Period from February 10, 2016 to September 30, 2016	Period from January 1, 2016 to February 10, 2016
	2017	2016
Revenue
Contract drilling services	$51,831	$34,755	$137,672	$99,715	$20,891
Management fees	342	993	1,148	3,664	752
Reimbursables	5,523	4,194	14,188	14,860	1,897
Total revenue	57,696	39,942	153,008	118,239	23,540
Operating costs and expenses
Operating costs	49,848	30,983	119,030	93,387	25,213
General and administrative	6,949	10,128	29,929	27,991	2,558
Depreciation	18,538	18,977	55,531	49,434	10,696
Total operating costs and expenses	75,335	60,088	204,490	170,812	38,467
Loss from operations	(17,639)	(20,146)	(51,482)	(52,573)	(14,927)
Other income (expense)
Interest income	231	11	587	26	3
Interest expense and other financing charges (contractual interest of $23,219 for the period from January 1, 2016 to February 10, 2016)	(19,258)	(18,722)	(57,180)	(48,144)	(1,728)
Other, net	858	669	2,073	987	(69)
Reorganization items	—	35	—	(606)	(452,919)
Bargain purchase gain	—	—	1,910	—	—
Total other expense	(18,169)	(18,007)	(52,610)	(47,737)	(454,713)
Loss before income taxes	(35,808)	(38,153)	(104,092)	(100,310)	(469,640)
Income tax provision	4,260	3,373	9,067	5,978	2,371
Net loss	(40,068)	(41,526)	(113,159)	(106,288)	(472,011)
Net loss attributable to noncontrolling interests	—	—	—	—	(969)
Net loss attributable to VDI	$(40,068)	$(41,526)	$(113,159)	$(106,288)	$(471,042)
Net loss per share, basic and diluted	$(8.01)	$(8.31)	$(22.63)	$(21.26)	N/A
Weighted average successor ordinary shares outstanding, basic and diluted	5,000	5,000	5,000	5,000	N/A

The accompanying notes are an integral part of these unaudited consolidated financial statements.

6

Vantage Drilling International

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Successor		Predecessor
	Nine Months Ended September 30, 2017	Period from February 10, 2016 to September 30, 2016	Period from January 1, 2016 to February 10, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(113,159)	$(106,288)	$(472,011)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	55,531	49,434	10,696
Amortization of debt financing costs	351	310	—
Amortization of debt discount	36,653	31,075	—
Amortization of contract value	3,095	—	—
PIK interest on the Convertible Notes	5,692	4,822	—
Reorganization items	—	—	430,210
Share-based compensation expense	2,882	76	—
Gain on bargain purchase	(1,910)	—	—
Deferred income tax benefit	(3,489)	(2,660)	—
Loss on disposal of assets	191	634	—
Changes in operating assets and liabilities, net of businesses acquired:
Restricted cash	—	1,000	(1,000)
Trade receivables	(15,253)	53,405	(3,575)
Inventory	1,531	(1,856)	223
Prepaid expenses and other current assets	(1,685)	(47)	6,893
Other assets	5,947	(1,823)	941
Accounts payable	10,899	2,136	(14,890)
Accrued liabilities and other long-term liabilities	(4,688)	(26,935)	21,148
Net cash (used in) provided by operating activities	(17,412)	3,283	(21,365)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(1,606)	(10,107)	116
Cash paid for Vantage 260 acquisition	(13,000)	—	—
Net cash (used in) provided by investing activities	(14,606)	(10,107)	116
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(1,072)	(1,072)	(7,000)
Proceeds from issuance of 10% Second Lien Notes	—	—	75,000
Debt issuance costs	—	(51)	(1,125)
Net cash (used in) provided by financing activities	(1,072)	(1,123)	66,875
Net (decrease) increase in cash and cash equivalents	(33,090)	(7,947)	45,626
Cash and cash equivalents—beginning of period	231,727	249,046	203,420
Cash and cash equivalents—end of period	$198,637	$241,099	$249,046
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Interest	$12,575	$10,134	$1,568
Income taxes (net of refunds)	13,253	15,445	(1,864)
Non-cash investing and financing transactions:
Payment of interest in kind on the Convertible Notes	$3,780	$2,911	$—
Additional notes issued for backstop premium	—	—	1,125

The accompanying notes are an integral part of these unaudited consolidated financial statements.

7

VANTAGE DRILLING INTERNATIONAL

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Recent Events

Vantage Drilling International (the “Company” or “VDI”), a Cayman Islands exempted company, is an international offshore drilling company focused on operating a fleet of modern, high specification drilling units. Our principal business is to contract drilling units, related equipment and work crews, primarily on a dayrate basis to drill oil and natural gas wells for our customers. Through our fleet of drilling units, we are a provider of offshore contract drilling services to major, national and independent oil and natural gas companies, focused primarily on international markets. Additionally, for drilling units owned by others, we provide construction supervision services while under construction and preservation management services when stacked.

On April 5, 2017, pursuant to a purchase and sale agreement with a third party, we completed the purchase of a class 154-44C jackup rig and related multi-year drilling contract for $13.0 million. A down payment of $1.3 million was made in February 2017 upon execution of the agreement and the remaining $11.7 million was paid at closing. The rig has been renamed the Vantage 260. In August 2017 we substituted the Sapphire Driller, a Baker Marine Pacific Class 375 jack-up rig to fulfill the drilling contract. On October 19, 2017, we entered into a purchase and sale agreement to sell the Vantage 260 for $5.1 million. The transaction, which is subject to customary closing conditions, is expected to close in the fourth quarter of 2017.

Restructuring Agreement and Emergence from Voluntary Reorganization under Chapter 11 Proceeding

On December 1, 2015, we and Vantage Drilling Company (“VDC”), our former parent company, entered into a restructuring support agreement (the “Restructuring Agreement”) with a majority of our secured creditors. Pursuant to the terms of the Restructuring Agreement, the Company agreed to pursue a pre-packaged plan of reorganization (the “Reorganization Plan”) under Chapter 11 of Title 11 of the United States Bankruptcy Code and VDC agreed to commence official liquidation proceedings under the laws of the Cayman Islands. On December 2, 2015, pursuant to the Restructuring Agreement, the Company acquired two subsidiaries responsible for the management of the Company from VDC in exchange for a $61.5 million promissory note (the “VDC Note”). As this transaction involved a reorganization of entities under common control, it was reflected in the consolidated financial statements, at carryover basis, on a retrospective basis. Effective with the Company’s emergence from bankruptcy on February 10, 2016 (the “Effective Date”), VDC’s former equity interest in the Company was cancelled. Immediately following that event, the VDC Note was converted into 655,094 new ordinary shares of the reorganized Company (the “New Shares”) in accordance with the terms thereof, in satisfaction of the obligation thereunder, which, including accrued interest, totaled approximately $62.6 million as of such date.

On December 3, 2015 (the “Petition Date”), the Company, certain of its subsidiaries and certain VDC subsidiaries who were guarantors of the Company’s pre-bankruptcy secured debt, filed the Reorganization Plan in the United States Bankruptcy Court for the District of Delaware (In re Vantage Drilling International (F/K/A Offshore Group Investment Limited), et al., Case No. 15-12422). On January 15, 2016, the District Court of Delaware confirmed the Company’s pre-packaged Reorganization Plan and the Company emerged from bankruptcy on the Effective Date.

Pursuant to the terms of the Reorganization Plan, the pre-bankruptcy term loans and senior notes were retired on the Effective Date by issuing to the debtholders 4,344,959 units in the reorganized Company (the “Units”). Each Unit of securities originally consisted of one New Share and $172.61 of principal of the Company’s 1%/12% Step-Up Senior Secured Third Lien Convertible Notes due 2030 (the “Convertible Notes”), subject to adjustment upon the payment of interest in kind (“PIK interest”) and certain cases of redemption or conversion of the Convertible Notes, as well as share splits, share dividends, consolidation or reclassification of the New Shares. The New Shares and the Convertible Notes are subject to the terms of an agreement that prohibits the New Shares and Convertible Notes from being traded separately.

The Convertible Notes are convertible into New Shares in certain circumstances, at a conversion price (subject to adjustment in accordance with the terms of the Indenture for the Convertible Notes) which was $95.60 as of the issue date. The Indenture for the Convertible Notes includes customary covenants that restrict, among other things, the granting of liens and customary events of default, including among other things, failure to issue securities upon conversion of the Convertible Notes. As of September 30, 2017, taking into account the payment of PIK interest on the Convertible Notes to such date, each such Unit consisted of one New Share and $175.02 of principal of Convertible Notes.

Other significant elements of the Reorganization Plan included:

Second Amended and Restated Credit Agreement. The Company’s pre-petition credit agreement was amended to (i) replace the $32.0 million revolving letter of credit commitment under its pre-petition facility with a new $32.0 million revolving letter of credit facility and (ii) repay the $150 million of outstanding borrowings with (a) $7.0 million of cash and (b) the issuance of $143.0 million initial term loans (the “2016 Term Loan Facility”).

10% Senior Secured Second Lien Notes. Holders of the Company’s pre-petition  term loans and senior notes claims were eligible to participate in a rights offering conducted by the Company for $75.0 million of the Company’s new 10% Senior Secured Second Lien Notes due 2020 (the “10% Second Lien Notes”). In connection with this rights offering, certain creditors entered into a

8

“backstop” agreement to purchase 10% Second Lien Notes if the offer was not fully subscribed. The premium paid to such creditors under the backstop agreement was approximately $2.2 million, which was paid $1.1 million in cash and $1.1 million in additional 10% Second Lien Notes, resulting in a total issued amount of $76.1 million of 10% Second Lien Notes and net cash proceeds to the Company of $73.9 million, after deducting the cash portion of the backstop premium.

The Reorganization Plan allowed the Company to continue business operations during the court proceedings and maintain all operating assets and agreements. The Company had adequate liquidity prior to the filing and did not have to seek any debtor-in-possession financing. All trade payables, credits, wages and other related obligations were unimpaired by the Reorganization Plan.

Other Events: In July 2015, we became aware that Hamylton Padilha, the Brazilian agent VDC used in the contracting of the Titanium Explorer drillship to Petroleo Brasileiro S.A. (“Petrobras”), had entered into a plea arrangement with the Brazilian authorities in connection with his role in facilitating the payment of bribes to former Petrobras executives. Among other things, Mr. Padilha provided information to the Brazilian authorities of an alleged bribery scheme between former Petrobras executives and Mr. Hsin-Chi Su, who was, at the time of the alleged bribery scheme, a member of the Board of Directors and a significant shareholder of our former parent company, VDC. When we learned of Mr. Padilha’s plea agreement and the allegations, we voluntarily contacted the U.S. Department of Justice (“DOJ”) and the Securities and Exchange Commission (the “SEC”) to advise them of these developments, as well as the fact that we had engaged outside counsel to conduct an internal investigation of the allegations. Since disclosing this matter to the DOJ and SEC, we have cooperated fully in their investigation of these allegations. In connection with such cooperation, we advised both agencies that in early 2010, we engaged outside counsel to investigate a report of alleged improper payments to customs and immigration officials in Asia. That investigation was concluded in 2011, and we determined at that time that no disclosure was warranted; however, in an abundance of caution, we provided the results of this investigation to the DOJ and SEC in light of the allegations in the Petrobras matter. In August 2017, we received a letter from the DOJ acknowledging our full cooperation in the DOJ’s investigation into the Company concerning the possible violations of the U.S. Foreign Corrupt Practices Act (“FCPA”) in the Petrobras matter and indicating that the DOJ has closed such investigation without any action. Although the DOJ’s investigation into this matter has closed, we cannot predict the outcome of the SEC’s investigation, which remains open, and if the SEC determines that violations of the FCPA have occurred, the Company could be subject to civil and criminal sanctions, including monetary penalties, as well as additional requirements or changes to our business practices and compliance programs, any or all of which could have a material adverse effect on our business and financial condition. Additionally, if we become subject to any judgment, decree, order, governmental penalty or fine, this may constitute an event of default under the terms of our secured debt agreements and, following notice from the requisite lenders and/or noteholders, as applicable, result in our outstanding debt under the 2016 Term Loan Facility and 10% Second Lien Notes becoming immediately due and payable at par, and our outstanding debt under Convertible Notes becoming immediately due and payable at the make-whole amount specified in the indenture governing the Convertible Notes.

2. Basis of Presentation and Significant Accounting Policies

Basis of Consolidation: The accompanying interim consolidated financial information as of September 30, 2017, for the three and nine months ended September 30, 2017, for the three months ended September 30, 2016, for the period from February 10, 2016 to September 30, 2016 and for the period from January 1, 2016 to February 10, 2016 has been prepared without audit, pursuant to the rules and regulations of the SEC and includes our accounts and those of our majority owned subsidiaries and variable interest entities (“VIEs”) discussed below. All significant intercompany transactions and accounts have been eliminated. They reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the interim periods, on a basis consistent with the annual audited financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant to the rules and regulations of the SEC, although we believe that the disclosures made are adequate to provide for fair presentation. The consolidated balance sheet at December 31, 2016 is derived from our December 31, 2016 audited financial statements. These interim financial statements should be read in conjunction with the financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016. The results of operations for the interim periods are not necessarily indicative of the operating results for the full fiscal year or any future periods. Certain previously reported amounts have been reclassified to conform to the current period presentation.

In connection with our bankruptcy filing, we were subject to the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852 Reorganizations (“ASC 852”). All expenses, realized gains and losses and provisions for losses directly associated with the bankruptcy proceedings were classified as “reorganization items” in the consolidated statements of operations. Certain pre-petition liabilities subject to Chapter 11 proceedings were considered as Liabilities Subject To Compromise (“LSTC”) on the Petition Date and just prior to our emergence from bankruptcy on the Effective Date. The LSTC classification distinguished such liabilities from the liabilities that were not expected to be compromised and liabilities incurred post-petition.

ASC 852 requires that subsequent to the Petition Date, expenses, realized gains and losses and provisions for losses that can be directly associated with the reorganization of the business be reported separately as reorganization items in the consolidated statements of operations. We were required to distinguish pre-petition liabilities subject to compromise from those that were not and

9

post-petition liabilities in our balance sheet. Liabilities that were subject to compromise were reported at the amounts expected to be allowed by the Bankruptcy Court, even if they were settled for lesser amounts as a result of the Reorganization Plan.

Upon emergence from bankruptcy on the Effective Date, we adopted fresh-start accounting in accordance with ASC 852, which resulted in the Company becoming a new entity for financial reporting purposes. Upon adoption of fresh-start accounting, our assets and liabilities were recorded at their fair values as of the Effective Date. The Effective Date fair values of our assets and liabilities differed materially from the recorded values of our assets and liabilities as reflected in our historical consolidated balance sheets. The effects of the Reorganization Plan and the application of fresh-start accounting were reflected in our consolidated financial statements as of February 10, 2016 and the related adjustments thereto were recorded in our consolidated statements of operations as reorganization items for the period January 1, 2016 to February 10, 2016.

As a result, our consolidated balance sheets and consolidated statement of operations subsequent to the Effective Date will not be comparable to our consolidated balance sheets and statements of operations prior to the Effective Date. Our consolidated financial statements and related notes are presented with a black line division which delineates the lack of comparability between amounts presented on or after February 10, 2016 and dates prior. Our financial results for future periods following the application of fresh-start accounting will be different from historical trends and the differences may be material.

References to “Successor” relate to the Company on and subsequent to the Effective Date. References to “Predecessor” refer to the Company prior to the Effective Date. The consolidated financial statements of the Successor have been prepared assuming that the Company will continue as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business.

In addition to the consolidation of our majority owned subsidiaries, we also consolidate VIEs when we are determined to be the primary beneficiary of a VIE. Determination of the primary beneficiary of a VIE is based on whether an entity has (1) the power to direct activities that most significantly impact the economic performance of the VIE and (2) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Our determination of the primary beneficiary of a VIE considers all relationships between us and the VIE. Certain subsidiaries of VDC, who were guarantors of our pre-petition debt and part of the Reorganization Plan, became our subsidiaries upon emergence from bankruptcy on the Effective Date. We consolidated these entities in our Predecessor consolidated financial statements because we determined that they were VIEs and that we were the primary beneficiary. The following table summarizes the net effect of consolidating these entities on our Predecessor consolidated statement of operations.

Predecessor
Period from January 1, 2016 to February 10, 2016
(unaudited, in thousands)
Revenue	$1,219
Operating costs and expenses	1,240
Income before taxes	22
Income tax provision	991
Net income (loss) attributable to noncontrolling interests	(969)

Cash and Cash Equivalents: Includes deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

Inventory: Consists of materials, consumables, spare parts and related supplies for our drilling rigs and is carried at the lower of average cost or market.

Property and Equipment: Consists of the costs of our drilling rigs, furniture and fixtures, computer equipment and capitalized costs for computer software. Drilling rigs are depreciated on a component basis over estimated useful lives ranging from five to thirty-five years on a straight-line basis as of the date placed in service. Other assets are depreciated upon placement in service over estimated useful lives ranging from three to seven years on a straight-line basis. When assets are sold, retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and a gain or loss is recognized.

We evaluate the realization of property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss on our property and equipment exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Any impairment loss recognized would represent the excess of the asset’s carrying value over the estimated fair value.  In connection with our adoption of fresh-start accounting upon our emergence from bankruptcy on February 10, 2016, an adjustment of $2.0 billion was recorded to decrease the net book value of our drilling rigs to estimated fair value. As of September 30, 2017, no triggering event has occurred to indicate that the current carrying value of our drilling rigs may not be recoverable.

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Interest costs and the amortization of debt financing costs related to the financings of our drilling rigs are capitalized as part of the cost while they are under construction and prior to the commencement of each vessel’s first contract. We did not capitalize any interest for the reported periods.

Intangible assets: In connection with our acquisition of the Vantage 260 and related multi-year drilling contract, the Company recorded an identifiable intangible asset of $12.6 million for the fair value of the acquired favorable drilling contract. The resulting intangible asset is being amortized on a straight-line basis over the term of the drilling contract. We recognized approximately $1.5 million and $3.1 million of amortization expense for intangible assets for the three and nine months ended September 30, 2017, respectively.

Expected future intangible asset amortization as of September 30, 2017 is as follows:

(in thousands)
Fiscal year:
Remaining 2017	$1,591
2018	6,311
2019	1,643
Thereafter	-
Total	$9,545

Debt Financing Costs: Costs incurred with debt financings are deferred and amortized over the term of the related financing facility on a straight-line basis which approximates the interest method. Debt issuance costs related to a recognized debt liability are presented in the consolidated balance sheet as a direct deduction from the carrying amount of that debt liability.

Revenue: Revenue is recognized as services are performed based on contracted dayrates and the number of operating days during the period.

In connection with a customer contract, we may receive lump-sum fees for the mobilization of equipment and personnel or the demobilization of equipment and personnel upon completion. Mobilization fees received and costs incurred to mobilize a rig from one geographic market to another are deferred and recognized on a straight-line basis over the term of such contract, excluding any option periods. Costs incurred to mobilize a rig without a contract are expensed as incurred. Fees or lump-sum payments received for capital improvements to rigs are deferred and amortized to income over the term of the related drilling contract. The costs of such capital improvements are capitalized and depreciated over the useful lives of the assets. Upon completion of drilling contracts, any demobilization fees received are recorded as revenue. We record reimbursements from customers for rebillable costs and expenses as revenue and the related direct costs as operating expenses.

Rig and Equipment Certifications: We are required to obtain regulatory certifications to operate our drilling rigs and certain specified equipment and must maintain such certifications through periodic inspections and surveys. The costs associated with these certifications, including drydock costs, are deferred and amortized over the corresponding certification periods.

Income Taxes: Income taxes are provided for based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned. Deferred income tax assets and liabilities are computed for differences between the financial statement basis and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. We recognize interest and penalties related to income taxes as a component of income tax expense.

Concentrations of Credit Risk: Financial instruments that potentially subject us to a significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. We maintain deposits in federally insured financial institutions in excess of federally insured limits. We monitor the credit ratings and our concentration of risk with these financial institutions on a continuing basis to safeguard our cash deposits. We have a limited number of key customers, who are primarily large international oil and gas operators, national oil companies and other international oil and gas companies. Our contracts provide for monthly billings as services are performed and we monitor compliance with contract payment terms on an ongoing basis. Outstanding receivables beyond payment terms are promptly investigated and discussed with the specific customer. We do not have an allowance for doubtful accounts on our trade receivables as of September 30, 2017 or December 31, 2016.

Use of Estimates: The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to property and equipment, income taxes, insurance, employee benefits and contingent liabilities. Actual results could differ from these estimates.

Fair Value of Financial Instruments: The fair value of our short-term financial assets and liabilities approximates the carrying amounts represented in the consolidated balance sheet principally due to the short-term nature or floating rate nature of these

11

instruments. At September 30, 2017, the fair value of the 2016 Term Loan Facility, the 10% Second Lien Notes and the Convertible Notes was approximately $142.3 million, $73.1 million and $808.2 million, respectively, based on quoted market prices in a less active market, a Level 2 measurement.

Recent Accounting Standards: In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 supersedes most of the existing revenue recognition requirements in U.S. GAAP, including industry-specific guidance. The ASU is based on the principle that revenue is recognized when an entity transfers promised goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires significant additional disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those years, using either a full or a modified retrospective application approach. We plan to adopt ASU 2014-09 effective January 1, 2018 using the modified retrospective approach whereby we will record the cumulative effect of applying the new standard to all outstanding contracts as of January 1, 2018 as an adjustment to opening retained earnings.

When applying the new standard, we currently plan to account for the integrated services provided within our drilling contracts as a single performance obligation composed of a series of distinct time increments, which will be satisfied over time. We will determine the total transaction price for each individual contract by estimating both fixed and variable consideration expected to be earned over the term of the contract. Consideration that does not relate to a distinct good or service, such as mobilization and demobilization revenue, will be allocated across the single performance obligation and recognized ratably each period over the term of the contract. All other components of consideration within a contract, including the dayrate revenue, will continue to be recognized in the period when the services are performed. We expect our revenue recognition under ASU 2014-09 to differ from our current revenue recognition pattern only as it relates to demobilization revenue. Demobilization revenue, which is currently recognized upon completion of a drilling contract, will be estimated at contract commencement and recognized over the term of the contract under the new guidance. Additionally, we currently expect that the cumulative effect adjustment to opening retained earnings required by the modified retrospective adoption approach will not be significant as it will primarily consist of the impact of the timing difference related to recognition of demobilization revenue for affected contracts. Not all drilling contracts include a demobilization provision. Our adoption of ASU No, 2014-09, and the ultimate effect on our consolidated financial statements, is subject to potential change as we continue to evaluate application of the accounting standard.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842): Amendments to the FASB Accounting Standards Codification, to increase transparency and comparability among organizations by recognizing lease assets and liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU No. 2016-02 is effective for financial statements issued for fiscal years beginning after December 15, 2018, and early adoption is permitted.  A modified retrospective approach is required. We expect to adopt ASU 2016-02 on January 1, 2019. Under the updated accounting standards, we have concluded that our drilling contracts contain a lease component, and our adoption, therefore, will require that we separately recognize revenues associated with the lease of our drilling rigs and the provision of contract drilling services. Our adoption of ASU No. 2016-02, and the ultimate effect on our consolidated financial statements, will be based on an evaluation of the contract-specific facts and circumstances, and such effect could result in differences in the timing of our revenue recognition relative to current accounting standards. With respect to leases whereby we are the lessee we expect to recognize lease liabilities and corresponding “right of use” assets.  We are continuing to evaluate the requirements with regard to arrangements under which we are either the lessor or lessee, to determine the effect such requirements may have on our consolidated statements of financial position, operations and cash flows and on the disclosures contained in our notes to consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses the classification and presentation of eight specific cash flow issues that currently result in diverse practice. ASU No. 2016-15 is effective for fiscal years beginning after December 15, 2017 utilizing a retrospective transition approach. Early adoption is permitted, provided that all amendments are adopted in the same period. We are currently evaluating the provisions of ASU 2016-15 but do not expect the standard update to have a significant impact on the presentation of cash receipts and cash payments within our consolidated statements of cash flows.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transaction occurs as opposed to deferring tax consequences and amortizing them into future periods. This update is effective for annual and interim periods beginning after December 15, 2017, with early adoption permitted. A modified retrospective approach with a cumulative-effect adjustment directly to retained earnings at the beginning of the period of adoption is required. We have not completed an evaluation of ASU No. 2016-16 and have not yet determined the impact, if any, on our financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU No. 2017-01 is effective for financial

12

statements issued for fiscal years beginning after December 15, 2017 utilizing a prospective basis on or after the effective date. Early adoption is permitted. We are currently evaluating the provisions of ASU No. 2017-01 but do not expect the standard update to have a significant impact, if any, on our financial statements and related disclosures.

3. Acquisitions

On April 5, 2017, pursuant to a purchase and sale agreement with a third party, we completed the purchase of a class 154-44C jackup rig and related multi-year drilling contract for $13.0 million. A down payment of $1.3 million was made in February 2017 upon execution of the agreement and the remaining $11.7 million was paid at closing. The rig has been renamed the Vantage 260. In August 2017 we substituted the Sapphire Driller, a Baker Marine Pacific Class 375 jack-up rig to fulfill the contract. The Vantage 260 is currently classified as held for sale. We accounted for the acquisition as a business combination in accordance with accounting guidance which requires, among other things, that we allocate the purchase price to the assets acquired and liabilities assumed based on their fair values as of the acquisition date. The following table provides the estimated fair values of the assets acquired and liabilities assumed.

(in thousands)
Total cash consideration	$13,000

Purchase price allocation:
Drilling contract value	12,640
Rig equipment to be sold (net of disposal costs)	2,050
Drillpipe assets	700
Severance liabilities assumed	(480)
Net assets acquired	14,910

Bargain purchase gain	$1,910

Under accounting guidance, a bargain purchase gain results from an acquisition if the fair value of the purchase consideration paid in connection with such acquisition is less than the net fair value of the assets acquired and liabilities assumed. We recorded a bargain purchase gain of approximately $1.9 million related to the acquisition in the nine months ending September 30, 2017. We believe that we were able to negotiate a bargain purchase price as a result of our operational presence in West Africa and the seller’s liquidation.

Pro forma results of operations related to the acquisition have not been presented because they are not material to our consolidated statement of operations.

4. Reorganization Items

Reorganization items represent amounts incurred subsequent to the Petition Date as a direct result of the filing of the Reorganization Plan and are comprised of the following:

	Successor				Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30, 2017	Period from February 10, 2016 to September 30, 2016	Period from January 1, 2016 to February 10, 2016
	2017	2016
(unaudited, in thousands)
Professional fees	$—	$(35)	$—	$606	$22,712
Net gain on settlement of LSTC	—	—	—	—	(1,630,025)
Fresh-start adjustments	—	—	—	—	2,060,232
	$—	$(35)	$—	$606	$452,919

For the nine months ended September 30, 2017, and for the periods from February 10, 2016 to September 30, 2016 and from January 1, 2016 to February 10, 2016, cash payments for reorganization items totaled $208,000, $15.9 million and $7.3 million, respectively.

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5. Debt

Our debt was composed of the following:

	September 30, 2017	December 31, 2016
(unaudited, in thousands)
2016 Term Loan Facility	$140,497	$141,570
10% Second Lien Notes, net of financing costs of $1,522 and $1,873	74,604	74,252
Convertible Notes, net of discount of $67,042 and $103,695	693,413	652,980
	908,514	868,802
Less current maturities of long-term debt	4,430	1,430
Long-term debt, net	$904,084	$867,372

Second Amended and Restated Credit Agreement. The Company entered into the 2016 Term Loan Facility providing for (i) a $32.0 million revolving letter of credit facility to replace the Company’s existing $32.0 million revolving letter of credit commitment under its pre-petition credit facility and (ii) $143.0 million of term loans into which the claims of the lenders under the Company’s pre-petition credit facility were converted. The lenders under the Company’s pre-petition credit facility also received $7.0 million of cash under the Reorganization Plan. The obligations under the 2016 Term Loan Facility are guaranteed by substantially all of the Company’s subsidiaries, subject to limited exceptions, and secured on a first priority basis by substantially all of the Company’s and the guarantors’ assets, including ship mortgages on all vessels, assignments of related earnings and insurance and pledges of the capital stock of all guarantors, in each case, subject to certain exceptions. We have issued $19.3 million in letters of credit as of September 30, 2017.

The maturity date of the term loans and commitments established under the 2016 Term Loan Facility is December 31, 2019. Interest is payable on the unpaid principal amount of each term loan under the 2016 Term Loan Facility at LIBOR plus 6.5%, with a LIBOR floor of 0.5%. The term loans are currently bearing interest at 7.7%. The 2016 Term Loan Facility has quarterly scheduled debt maturities of $357,500 which commenced in March 2016.

Fees are payable on the outstanding face amount of letters of credit at a rate per annum equal to 5.5% pursuant to the terms of the 2016 Term Loan Facility.

The 2016 Term Loan Facility includes customary representations and warranties, mandatory prepayments, affirmative and negative covenants and events of default, including covenants that, among other things, restrict the granting of liens, the incurrence of indebtedness, the making of investments and capital expenditures, the sale or other conveyance of assets, including vessels, transactions with affiliates, prepayments of certain debt and the operation of vessels. The 2016 Term Loan Facility also requires that the Company maintain $75.0 million of available cash (defined to include unrestricted cash and cash equivalents plus undrawn commitments).

10% Senior Secured Second Lien Notes. The Company engaged in a rights offering for $75.0 million of new 10% Second Lien Notes for certain holders of its secured debt claims. In connection with this rights offering, certain creditors entered into a “backstop” agreement to purchase 10% Second Lien Notes if the offer was not fully subscribed. The premium paid to such creditors under the backstop agreement was approximately $2.2 million, which was paid $1.1 million in cash and $1.1 million in additional 10% Second Lien Notes, resulting in a total issued amount of $76.1 million of 10% Second Lien Notes, and in net cash proceeds of approximately $73.9 million after deducting the cash portion of the backstop premium.

The 10% Second Lien Notes were issued at par and are fully and unconditionally guaranteed (except for customary release provisions), on a senior secured basis, by all of the subsidiaries of the Company. The 10% Second Lien Notes mature on December 31, 2020, and bear interest from the date of their issuance at the rate of 10% per year. Interest on outstanding 10% Second Lien Notes is payable semi-annually in arrears, which commenced on June 30, 2016. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The 10% Second Lien Notes rank behind the 2016 Term Loan Facility as to collateral.

The Indenture for the 10% Second Lien Notes includes customary covenants and events of default, including covenants that, among other things, restrict the granting of liens, restrict the making of investments, restrict the incurrence of indebtedness and the conveyance of vessels, limit transactions with affiliates, and require that the Company provide periodic financial reports.

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1%/12% Step-Up Senior Secured Third Lien Convertible Notes. The Company issued 4,344,959 New Shares and $750.0 million of the Convertible Notes to certain creditors holding approximately $2.5 billion of pre-petition secured debt claims. The New Shares issued to the creditors and the Convertible Notes may only be traded together and not separately. The Convertible Notes mature on December 31, 2030 and are convertible into New Shares, in certain circumstances, at a conversion price (subject to adjustment in accordance with the terms of the Indenture for the Convertible Notes) which was $95.60 as of the issue date. The Indenture for the Convertible Notes includes customary covenants that restrict, among other things, the granting of liens and customary events of default, including among other things, failure to issue securities upon conversion of the Convertible Notes. As of September 30, 2017, taking into account the payment of PIK interest on the Convertible Notes to such date, each such unit of securities was comprised of one New Share and $175.02 of principal of Convertible Notes. As of September 30, 2017, we would be required to issue approximately 8.0 million New Shares if the Convertible Notes were converted.

In connection with the adoption of fresh-start accounting, the Convertible Notes were recorded at an estimated fair value of approximately $603.1 million. The difference between face value and the fair value at date of issuance of the Convertible Notes was recorded as a debt discount and is being amortized to interest expense over the expected life of the Convertible Notes using the effective interest rate method.

Interest on the Convertible Notes is payable semi-annually in arrears commencing June 30, 2016 as a payment in kind, either through an increase in the outstanding principal amount of the Convertible Notes or, if the Company is unable to increase such principal amount, by the issuance of additional Convertible Notes.  Interest is computed on the basis of a 360-day year comprised of twelve 30-day months at a rate of 1% per annum for the first four years and then increasing to 12% per annum until maturity.

The Company’s obligations under the Convertible Notes are fully and unconditionally guaranteed (except for customary release provisions), on a senior secured basis, by all of the subsidiaries of the Company, and the obligations of the Company and guarantors are secured by liens on substantially all of their respective assets. The guarantees by the Company’s subsidiaries of the Convertible Notes are joint and several. The Company has no independent assets or operations apart from the assets and operations of its wholly-owned subsidiaries. In addition, there are no significant restrictions on the Company’s or any subsidiary guarantor’s ability to obtain funds from its subsidiaries by dividend or loan. The Indenture for the Convertible Notes includes customary covenants that restrict the granting of liens and customary events of default, including, among other things, failure to issue securities upon conversion of the Convertible Notes. In addition, the Indenture, and the applicable Collateral Agreements, provide that any capital stock and other securities of any of the guarantors will be excluded from the collateral to the extent the pledge of such capital stock or other securities to secure the Convertible Notes would cause such guarantor to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

The Convertible Notes will convert only (a) prior to the third anniversary of the issue date (February 10, 2016), (i) upon the instruction of holders of a majority in principal amount of the Convertible Notes or (ii) upon the full and final resolution of all potential Investigation Claims (as defined below), as determined in good faith by the board of directors of the Company (the “Board”) (which determination shall require the affirmative vote of a supermajority of the non-management directors), and (b) from and after February 10, 2019 through their maturity date of December 31, 2030, upon the approval of the Board (which approval shall require the affirmative vote of a supermajority of the non-management directors). For these purposes, (i) “supermajority of the non-management directors” means five affirmative votes of non-management directors assuming six non-management directors eligible to vote and, in all other circumstances, the affirmative vote of at least 75% of the non-management directors eligible to vote and (ii) “Investigation Claim” means any claim held by a United States or Brazilian governmental unit and arising from or related to the procurement of that certain Agreement for the Provision of Drilling Services, dated as of February 4, 2009, by and between Petrobras Venezuela Investments & Services B.V. and Vantage Deepwater Company, as amended, modified, supplemented, or novated from time to time.

In the event of a change in control, the holders of our Convertible Notes have the right to require us to repurchase all or any part of the Convertible Notes at a price equal to 101% of their principal amount. We assessed the prepayment requirements and concluded that this feature met the criteria to be considered an embedded derivative and must be bifurcated and separately valued at fair value due to the discount on the Convertible Notes at issuance. We considered the probabilities of a change of control occurring and determined that the derivative had a de minimis value at February 10, 2016 and December 31, 2016, respectively.

Upon the occurrence of specified change of control events or certain losses of our vessels in the agreements governing our 10% Second Lien Notes, Convertible Notes or 2016 Term Loan Facility, we will be required to offer to repurchase or repay all (or in the case of events of losses of vessels, an amount up to the amount of proceeds received from such event of loss) of such outstanding debt under such debt agreements at the prices and upon the terms set forth in the applicable agreements. In addition, in connection with certain asset sales, we will be required to offer to repurchase or repay such outstanding debt as set forth in the applicable debt agreements. In addition, in connection with their investigation, if the SEC determines that violations of the FCPA have occurred, the Company could be subject to civil and criminal sanctions, including monetary penalties, and if we become subject to any judgment, decree, order, governmental penalty or fine, this may constitute an event of default under the terms of our secured debt agreements and, following notice from the requisite lenders and/or noteholders, as applicable, result in our outstanding debt under the 2016 Term Loan Facility and 10% Second Lien Notes becoming immediately due and payable at par, and our outstanding debt under Convertible Notes becoming immediately due and payable at the make-whole amount specified in the indenture governing the Convertible Notes.

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6. Shareholders’ Equity

We have 50,000,000 authorized ordinary shares, par value $0.001 per share. Upon emergence from bankruptcy, we issued 5,000,053 ordinary shares in connection with the settlement of LSTC and the VDC Note. As of September 30, 2017, 5,000,053 ordinary shares were issued and outstanding.

   On August 9, 2016, the Company adopted the Amended and Restated 2016 Management Incentive Plan (the “2016 Amended MIP”) to align the interests of participants with those of the shareholders by providing incentive compensation opportunities tied to the performance of the Company’s equity securities. Pursuant to the 2016 Amended MIP, the Compensation Committee may grant to employees, directors and consultants stock options, restricted stock, restricted stock units or other awards.

During the nine months ended September 30, 2017, we granted to employees 29,008 time-based restricted stock units (“TBGs”) and 67,685 performance-based restricted stock units (“PBGs”) under our 2016 Amended MIP. In March 2017, four directors were granted 415 TBGs each, or a total of 1,660 TBGs. The TBGs vest annually, ratably over four years; however, accelerated vesting is provided for in the event of a qualified liquidity event as defined in the 2016 Amended MIP (a “QLE”). Otherwise, the settlement of any vested TBGs occurs upon the seventh anniversary of the Effective Date. The PBGs contain vesting eligibility provisions tied to the earlier of a QLE or seven years from the Effective Date. Upon the occurrence of a vesting eligibility event, the number of PBGs that actually vest will be dependent on the achievement of pre-determined Total Enterprise Value (“TEV”) targets specified in the grants.

Both the TBGs and PBGs are classified as liabilities consistent with the classification of the underlying securities and under the provisions of ASC 718 Compensation – Stock Compensation are remeasured at each reporting period until settled. Share based compensation expense is recognized over the requisite service period until settled. We recognized approximately $1.2 million and $76,000 of share-based compensation expense for the three months ended September 30, 2017 and 2016, respectively. For the nine months ended September 30, 2017 and for the period from February 10, 2016 to September 30, 2016, we recognized $2.9 million and $76,000, respectively of share-based compensation expense. In the nine months ended September 30, 2017, 11,237 of previously granted TBGs vested.

Share based compensation expense for PBGs will be recognized when it is probable that the TEV targets will be met. Once it is probable the performance condition will be met, compensation expense based on the fair value of the PBGs at the balance sheet date will be recognized for the service period completed. For the quarter ended September 30, 2017, we concluded that it was not probable that the TEV performance condition would be met and therefore, no share based compensation expense was recognized for PBGs.

7. Income Taxes

We are a Cayman Islands entity. The Cayman Islands does not impose corporate income taxes. Consequently, we have calculated income taxes based on the laws and tax rates in effect in the countries in which operations are conducted, or in which we and our subsidiaries are considered resident for income tax purposes. We operate in multiple countries under different legal forms. As a result, we are subject to the jurisdiction of numerous domestic and foreign tax authorities, as well as to tax agreements and treaties among these governments. Tax rates vary between jurisdictions, as does the tax base to which the rates are applied. Taxes may be levied based on net profit before taxes or gross revenues. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events, such as the amount, timing and character of deductions, permissible revenue recognition methods under the tax law and the sources and character of income and tax credits. Our income tax expense may vary substantially from one period to another as a result of changes in tax laws, regulations, agreements and treaties, foreign currency exchange restrictions, rig movements or our level of operations or profitability in each tax jurisdiction. Furthermore, our income taxes are generally dependent upon the results of our operations and, when we generate significant revenues in jurisdictions where the income tax liability is based on gross revenues or asset values, there is no correlation between our operating results and the income tax expense. Furthermore, in some jurisdictions we do not pay taxes or receive benefits for certain income and expense items, including interest expense, loss on extinguishment of debt and write-off of development costs.

Deferred income tax assets and liabilities are recorded for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. We provide for deferred taxes on temporary differences between the financial statements and tax bases of assets and liabilities using the enacted tax rates, which are expected to apply to taxable income when the temporary differences are expected to reverse. Deferred tax assets are also provided for certain tax credit carryforwards. A valuation allowance is established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

In certain jurisdictions, we are taxed under preferential tax regimes, which may require our compliance with specified requirements to sustain the tax benefits. We believe we are in compliance with the specified requirements and will continue to make

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all reasonable efforts to comply; however, our ability to meet the requirements of the preferential tax regimes may be affected by changes in laws, our business operations and other factors affecting our company and industry, many of which are beyond our control.

Our periodic tax returns are subject to examination by taxing authorities in the jurisdictions in which we operate in accordance with the normal statute of limitations in the applicable jurisdiction. These examinations may result in assessments of additional taxes that are resolved with the authorities or through the courts. Resolution of these matters involves uncertainties and there are no assurances as to the outcome. Our tax years 2010 and forward remain open to examination in many of our jurisdictions and we are currently involved in several tax examinations in jurisdictions where we are operating or have previously operated. As information becomes available during the course of these examinations, we may increase or decrease our estimates of tax assessments and accruals.

8. Commitments and Contingencies

We are subject to litigation, claims and disputes in the ordinary course of business, some of which may not be covered by insurance. There is an inherent risk in any litigation or dispute and no assurance can be given as to the outcome of any claims.

In July 2015, we became aware of media reports that Hamylton Padilha, the Brazilian agent VDC used in the contracting of the Titanium Explorer drillship to Petrobras, had entered into a plea arrangement with the Brazilian authorities in connection with his role in facilitating the payment of bribes to former Petrobras executives. Among other things, Mr. Padilha provided information to the Brazilian authorities of an alleged bribery scheme between former Petrobras executives and Nobu Su, who was, at the time of the alleged bribery scheme, a member of the Board of Directors and a significant shareholder of our former parent company, VDC. When we learned of Mr. Padilha’s plea agreement and the allegations, we voluntarily contacted the DOJ and the SEC to advise them of these  developments, as well as the fact that we had engaged outside counsel to conduct an internal investigation of the allegations. Since disclosing this matter to the DOJ and SEC, we have cooperated fully in their investigation of these allegations. In connection with such cooperation, we advised both agencies that in early 2010, we engaged outside counsel to investigate a report of alleged improper payments to customs and immigration officials in Asia. That investigation was concluded in 2011, and we determined at that time that no disclosure was warranted; however, in an abundance of caution, we provided the results of this investigation to the DOJ and SEC in light of the allegations in the Petrobras matter. In August 2017, we received a letter from the DOJ acknowledging our full cooperation in the DOJ’s investigation into the Company concerning the possible violations of the U.S. Foreign Corrupt Practices Act (“FCPA”) in the Petrobras matter and indicating that the DOJ has closed such investigation without any action. Although the DOJ’s investigation into this matter has closed, we cannot predict the outcome of the SEC’s investigation, which remains open, and if the SEC determines that violations of the FCPA have occurred, the Company could be subject to civil and criminal sanctions, including monetary penalties, as well as additional requirements or changes to our business practices and compliance programs, any or all of which could have a material adverse effect on our business and financial condition. Additionally, if we become subject to any judgment, decree, order, governmental penalty or fine, this may constitute an event of default under the terms of our secured debt agreements and, following notice from the requisite lenders and/or noteholders, as applicable, result in our outstanding debt under the 2016 Term Loan Facility and 10% Second Lien Notes becoming immediately due and payable at par, and our outstanding debt under Convertible Notes becoming immediately due and payable at the make-whole amount specified in the indenture governing the Convertible Notes.

In connection with our bankruptcy cases, two appeals were filed relating to the confirmation of the Reorganization Plan. Specifically, on January 29, 2016, Hsin Chi Su and F3 Capital filed two appeals before the United States District Court for the District of Delaware seeking a reversal of (i) the Court’s determination that Hsin Chi Su and F3 Capital did not have standing to appear and be heard in the bankruptcy cases, which was made on the record at a hearing held on January 14, 2016, and (ii) the Court’s Findings of Fact, Conclusions of Law, and Order (I) Approving the Debtors’ (A) Disclosure Statement Pursuant to Sections 1125 and 1126(b) of the Bankruptcy Code, (B) Solicitation of Votes and Voting Procedures, and (C) Forms of Ballots, and (II) Confirming the Amended Joint Prepackaged Chapter 11 Plan of Offshore Group Investment Limited and its Affiliated Debtors [Docket No. 188], which was entered on January 15, 2016. The appeals were consolidated on June 14, 2016. We cannot predict with certainty the ultimate outcome of any such appeals. An adverse outcome could negatively affect our business, results of operations and financial condition.

On August 31, 2015, VDC received notice from Petrobras America, Inc. (“PAI”) and Petrobras Venezuela Investments & Services B.V. (“PVIS”) stating that PAI and PVIS were terminating the Agreement for the Provision of Drilling Services dated February 4, 2009 (the “Drilling Contract”). The Drilling Contract was initially entered into between PVIS and Vantage Deepwater Company, one of our wholly-owned indirect subsidiaries, and was later novated by PVIS to PAI and by Vantage Deepwater Company to Vantage Deepwater Drilling, Inc., another of our wholly-owned indirect subsidiaries. The notice stated that PAI and PVIS were terminating the Drilling Contract because Vantage had allegedly breached its obligations under the agreement. Under the terms of the Drilling Contract we initiated arbitration proceedings before the American Arbitration Association on August 31, 2015, challenging PVIS and PAI’s wrongful attempt to terminate the Drilling Contract. Vantage has maintained that it complied with all of its obligations under the Drilling Contract and that PVIS and PAI’s attempt to terminate the agreement is both improper and a breach of the Drilling Contract.

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In the ongoing arbitration proceeding, the hearing on the merits has concluded and the parties have exchanged post-hearing briefs. Vantage has asserted claims against PAI and PVIS for declaratory relief and monetary damages based on breach of contract. Vantage has also asserted a claim against Petroleo Brasileiro S.A. (“PBP”) to enforce a guaranty provided by PBP.  The Petrobras entities (PVIS, PAI and PBP) have asserted that the Drilling Contract is void as illegally procured, that PVIS and PBP are not proper parties to the arbitration, and that PAI and PVIS properly terminated the contract. PAI has further counterclaimed for attorneys’ fees and costs alleging that Vantage failed to negotiate in good faith before commencing arbitration proceedings and is seeking disgorgement damages of approximately $102 million. We are vigorously pursuing our claims in the arbitration and deny that any of the claims or defenses asserted by the Petrobras entities have merit.

Pursuant to the terms of the Restructuring Agreement, the Company agreed to the Reorganization Plan and VDC agreed to commence official liquidation proceedings under the laws of the Cayman Islands. On December 2, 2015, pursuant to the Restructuring Agreement, the Company acquired two subsidiaries responsible for the management of the Company from VDC in exchange for the VDC Note.  In connection with our separation from our former parent company, we and the Joint Official Liquidators, appointed to oversee the liquidation of VDC, are in discussions regarding the settlement of certain intercompany receivables and payables as between the Company and its subsidiaries, on the one hand, and VDC and its subsidiaries on the other. While we continue to believe that our position regarding the settlement of such amounts is correct, we cannot predict the ultimate outcome of this matter should legal proceedings between the parties transpire.

9. Supplemental Financial Information

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	September 30, 2017	December 31, 2016
(unaudited, in thousands)
Prepaid insurance	$209	$782
Sales tax receivable	7,269	7,129
Income tax receivable	1,267	1,025
Other receivables	135	74
Assets held for sale	2,050	—
Other	5,228	3,413
	$16,158	$12,423

Property and Equipment, net

Property and equipment, net, consisted of the following:

	September 30, 2017	December 31, 2016
(unaudited, in thousands)
Drilling equipment	$882,897	$880,267
Assets under construction	1,487	2,138
Office and technology equipment	18,778	18,764
Leasehold improvements	1,165	1,072
	904,327	902,241
Accumulated depreciation	(123,215)	(67,713)
Property and equipment, net	$781,112	$834,528

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Other Assets

Other assets consisted of the following:

	September 30, 2017	December 31, 2016
(unaudited, in thousands)
Contract value, net	$9,545	$—
Performance bond collateral	—	3,197
Deferred certification costs	4,004	4,885
Deferred mobilization costs	2,387	4,194
Deferred income taxes	5,329	2,237
Deposits	1,119	1,181
	$22,384	$15,694

Accrued Liabilities

Accrued liabilities consisted of the following:

	September 30, 2017	December 31, 2016
(unaudited, in thousands)
Interest	$3,925	$104
Compensation	9,718	11,289
Income taxes payable	4,521	5,008
Other	1,909	2,047
	$20,073	$18,448

Transactions with Former Parent Company

The Company's Consolidated Statement of Operations included the following transactions with VDC for the periods indicated:

	Successor				Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30, 2017	Period from February 10, 2016 to September 30, 2016	Period from January 1, 2016 to February 10, 2016
	2017	2016
(unaudited, in thousands)
Interest income	$—	$7	$—	$18	$3
Interest expense	—	—	—	—	(662)
	$—	$7	$—	$18	$(659)

The following table summarizes the balances payable to VDC included in the Company's Consolidated Balance Sheet as of the periods indicated:

	September 30, 2017	December 31, 2016
(unaudited, in thousands)
Accounts payable to related parties, net	$17,278	$17,278
	$17,278	$17,278

10. Business Segment and Significant Customer Information

We aggregate our contract drilling operations into one reportable segment even though we provide contract drilling services with different types of rigs, including jackup rigs and drillships, and in different geographic regions. Our operations are dependent on the global oil and gas industry and our rigs are relocated based on demand for our services and customer requirements. Our customers consist primarily of large international oil and gas companies, national or government-controlled oil and gas companies and other international exploration and production companies.

Additionally, for drilling units owned by others, we provide construction supervision services while under construction and preservation management services when stacked.  In September 2013, we signed an agreement to supervise and manage the construction of two ultra-deepwater drillships for a third party. In January 2017, we signed an agreement to manage the preservation of two ultra-deepwater drillships for a third party. Our management business represented approximately 0.6%, 0.8%, 2.5%, 3.1% , 3.2%, of our total revenue for the three and nine months ended September 30, 2017, for the three months ended September 30, 2016,

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for the period from February 10, 2016 to September 30, 2016 and for the period from January 1, 2016 to February 10, 2016, respectively.

For the three and nine months ended September 30, 2017 and 2016, all of our revenue was from countries outside of the United States. Consequently, we are exposed to the risk of changes in economic, political and social conditions inherent in foreign operations.  Four customers accounted for approximately 47%, 22%, 11% and 10% of consolidated revenue for the three months ended September 30, 2017. For the nine months ended September 30, 2017, four customers accounted for approximately 53%, 14%, 14% and 11% of consolidated revenue. For the three months ended September 30, 2016, two customers accounted for approximately 66% and 19%  of consolidated revenue. Three customers accounted for approximately 56%, 19% and 15% of consolidated revenue for the period from February 10, 2016 to September 30, 2016.  Three customers accounted for approximately 58%, 18% and 14% of consolidated revenue for the period from January 1, 2016 to February 10, 2016.

Our revenue by country was as follows:

	Successor				Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30, 2017	Period from February 10, 2016 to September 30, 2016	Period from January 1, 2016 to February 10, 2016
	2017	2016
(unaudited, in thousands)
Congo	$39,830	$26,385	$102,517	$65,664	$13,769
Malaysia	6,460	7,783	20,965	22,743	3,319
Indonesia	—	—	—	18,062	4,214
Qatar	5,882	—	17,574	—	—
Other countries (a)	5,524	5,774	11,952	11,770	2,238
Total revenues	$57,696	$39,942	$153,008	$118,239	$23,540
(a)	Other countries represent countries in which we operate that individually had operating revenues representing less than 10% of total revenues earned.

Our property and equipment, net by country was as follows:

	September 30, 2017	December 31, 2016
(unaudited, in thousands)
Congo	$261,672	$277,305
Malaysia	264,647	280,689
South Africa	183,634	196,473
Other countries (a)	71,159	80,061
Total property and equipment	$781,112	$834,528
(a)	Other countries represent countries in which we individually had property and equipment, net, representing less than 10% of total property and equipment, net.

A substantial portion of our assets are mobile drilling units. Asset locations at the end of the period are not necessarily indicative of the geographic distribution of the revenues generated by such assets during the periods.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion is intended to assist you in understanding our financial position at September 30, 2017 and our results of operations for the three and nine months ended September 30, 2017, for the three months ended September 30, 2016 and for the periods from February 10, 2016 to September 30, 2016 (the “Successor Period”) and from January 1, 2016 to February 10, 2016 (the “Predecessor Period”). The Successor Period and the Predecessor Period referred to in the results of operations are two distinct reporting periods as a result of our emergence from bankruptcy on February 10, 2016. The discussion should be read in conjunction with the financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2016. The results of operations for the interim periods are not necessarily indicative of the operating results for the full fiscal year or any future periods. Certain previously reported amounts have been reclassified to conform to the current year presentation.

Overview

We are an international offshore drilling company focused on operating a fleet of modern, high specification drilling units. Our principal business is to contract drilling units, related equipment and work crews, primarily on a dayrate basis to drill oil and natural gas wells for our customers. Through our fleet of drilling units, we are a provider of offshore contract drilling services to major, national and independent oil and natural gas companies, focused primarily on international markets. Additionally, for drilling units owned by others, we provide construction supervision services while under construction, preservation management services when stacked and operations and marketing services for operating rigs.

The following table sets forth certain current information concerning our offshore drilling fleet as of October 20, 2017.

Name	Year Built	Water Depth Rating (feet)	Drilling Depth Capacity (feet)	Status
Jackups
Emerald Driller	2008	375	30,000	Operating
Sapphire Driller	2009	375	30,000	Operating
Aquamarine Driller	2009	375	30,000	Operating
Topaz Driller	2009	375	30,000	Operating
Vantage 260 (1)	1979	250	20,000	Held for sale
Drillships (2)
Platinum Explorer	2010	12,000	40,000	Mobilizing
Titanium Explorer	2012	12,000	40,000	Warm Stacked
Tungsten Explorer	2013	12,000	40,000	Operating

(1) The Vantage 260 is designed for 250 feet water depths but is currently outfitted for 150 feet water depth.

(2) The drillships are designed to drill in up to 12,000 feet of water and are currently equipped to drill in 10,000 feet of water.

Reorganization

On the Petition Date, we filed a reorganization plan in the United States Bankruptcy Court for the District of Delaware (In re Vantage Drilling International (F/K/A Offshore Group Investment Limited), et al., Case No. 15-12422). On January 15, 2016, the District Court of Delaware confirmed the Company’s pre-packaged reorganization plan and we emerged from bankruptcy effective on the Effective Date.

Pursuant to the terms of the Reorganization Plan, the pre-bankruptcy term loans and senior notes were retired on the Effective Date by issuing to the debtholders 4,344,959 Units in the reorganized Company. Each Unit of securities originally consisted of one New Share and $172.61 of principal of the Convertible Notes, subject to adjustment upon the payment of PIK interest and certain cases of redemption or conversion of the Convertible Notes, as well as share splits, share dividends, consolidation or reclassification of the New Shares. The New Shares and the Convertible Notes are subject to the terms of an agreement that prohibits the New Shares and Convertible Notes from being traded separately.

The Convertible Notes are convertible into New Shares in certain circumstances, at a conversion price (subject to adjustment in accordance with the terms of the Indenture for the Convertible Notes) which was $95.60 as of the issue date. The Indenture for the Convertible Notes includes customary covenants that restrict, among other things, the granting of liens and customary events of default, including among other things, failure to issue securities upon conversion of the Convertible Notes. As of September 30, 2017, taking into account the payment of PIK interest on the Convertible Notes to such date, each such Unit consisted of one New Share and $175.02 of principal of Convertible Notes.

Other significant elements of the Reorganization Plan included:

Second Amended and Restated Credit Agreement. The Company’s pre-petition credit agreement was amended to (i) replace the $32.0 million revolving letter of credit commitment under its pre-petition facility with a new $32.0 million revolving letter of credit

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facility and (ii) repay the $150 million of outstanding borrowings under its pre-petition facility with (a) $7.0 million of cash and (b) the issuance of $143.0 million initial term loans.

10% Senior Secured Second Lien Notes. Holders of the Company’s pre-petition  secured debt claims were eligible to participate in a rights offering conducted by the Company for $75.0 million of the Company’s 10% Second Lien Notes. In connection with this rights offering, certain creditors entered into a “backstop” agreement to purchase 10% Second Lien Notes if the offer was not fully subscribed. The premium paid to such creditors under the backstop agreement was approximately $2.2 million, paid $1.1 million in cash and $1.1 million in additional 10% Second Lien Notes, resulting in a total issued amount of $76.1 million of 10% Second Lien Notes, and in net cash proceeds of $73.9 million, after deducting the cash portion of the backstop premium.

VDC Note. Effective with the Company’s emergence from bankruptcy, VDC’s former equity interest in the Company was cancelled. Immediately following that event, the VDC Note was converted into 655,094 New Shares in accordance with the terms thereof, in satisfaction of the obligation thereunder, which, including accrued interest, totaled approximately $62.6 million as of such date.

The Reorganization Plan allowed the Company to maintain all operating assets and agreements. All trade payables, credits, wages and other related obligations were unimpaired by the Reorganization Plan.

Upon emergence from bankruptcy on the Effective Date, we adopted fresh-start accounting in accordance with ASC 852, which resulted in the Company becoming a new entity for financial reporting purposes. Upon adoption of fresh-start accounting, our assets and liabilities were recorded at their fair values as of the Effective Date. The Effective Date fair values of our assets and liabilities differed materially from the recorded values of our assets and liabilities as reflected in our historical consolidated balance sheets. The effects of the Reorganization Plan and the application of fresh-start accounting are reflected in our consolidated balance sheet as of December 31, 2016 and the related adjustments thereto were recorded in our consolidated statements of operations as reorganization items.

Business Outlook

Expectations about future oil and natural gas prices have historically been a key driver of demand for our services. The International Energy Agency (the “Agency”), in their October 2017 Oil Market Report, estimates that average demand will increase by approximately 1.6 million barrels per day or 1.6% in 2017 from 96.6 million barrels per day to 98.2 million barrels per day. The Agency forecasts a slightly lower growth in demand of 1.4 million barrels per day for 2018, when global demand is estimated to reach 99.6 million barrels per day. While this represents favorable growth in demand, it has not been enough to fully offset surplus production and high inventories remain, which continue to depress oil prices. Continuing uncertainty around the viability and length of reductions in production agreed to by the Organization of Petroleum Exporting Countries (“OPEC”) and the incremental production capacity in non-OPEC countries, including growing production from the U.S. shale activity, continue to contribute to an uncertain oil price environment.

As a result of the persistence of reduced oil prices since 2014, exploration and development companies have significantly reduced capital expenditures during this period and historically low levels of spending are expected for 2017 and 2018. Recent analyst surveys of exploration and production spending indicate that oil and gas companies continue to reduce capital expenditures and we expect that the offshore drilling programs of operators will remain curtailed until higher, sustainable crude oil prices are achieved. Accordingly, we anticipate that our industry will experience depressed market conditions through 2017 and 2018.

In addition to the reduction in demand for drilling rigs, the additional supply of newbuild rigs is further depressing the market. There are currently 97 jackups and 31 deepwater floaters on order at shipyards per Bassoe Offshore A.S. with scheduled deliveries extending out to April 2021. While 25 jackups and 12 deepwater floaters are scheduled for delivery through December 31, 2017, it is unclear when these drilling rigs will actually be delivered as many rig deliveries have already been deferred to later dates and some rig orders have been canceled. In response to the oversupply of drilling rigs, a number of competitors are removing older, less efficient rigs from their fleets by either cold stacking the drilling rigs or taking them permanently out of service.

Since June 2014, 101 rigs, with an average age of approximately 36 years, have been announced for recycling according to Bassoe Offshore AS. Of these 101 rigs, 69 are semisubmersibles, 15 are drillships and 17 are jackups. We expect drilling rig cold stacking, scrapping and conversion to non-drilling use to continue during 2017 and 2018. While we believe this is an important element in bringing the supply of drilling rigs back into balance with demand, we do not anticipate that it will be sufficient to materially improve market conditions in 2017 or in 2018.

The following table reflects a summary of our contract drilling backlog coverage of days contracted and related revenue as of September 30, 2017 forward (based on information available at that time).

	Percentage of Days Contracted		Revenues Contracted (in thousands)
	2017	2018	2017	2018	Beyond
Jackups	100%	40%	$22,944	$40,146	$7,727
Drillships	55%	61%	$38,825	$124,186	$67,727

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In June 2017, our ultra-deepwater drillship, the Platinum Explorer, received a letter of award for a three year contract from Oil and Natural Gas Company. The Platinum Explorer is currently mobilizing to India for planned commencement of operations in the fourth quarter of 2017.

Results of Operations

Operating results for our contract drilling services are dependent on three primary metrics: available days, rig utilization and dayrates. The following table sets forth this selected operational information for the periods indicated.

	Successor				Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30, 2017	Period from February 10, 2016 to September 30, 2016	Period from January 1, 2016 to February 10, 2016
	2017	2016
Jackups
Rigs available (at end of period)	4	4	4	4	4
Available days (1)	439	368	1,250	936	160
Utilization (2)	93.8%	25.6%	76.4%	43.4%	53.6%
Average daily revenues (3)	$63,263	$112,205	$64,269	$94,794	$88,347
Deepwater
Rigs available	3	3	3	3	3
Available days (1)	276	276	819	702	120
Utilization (2)	33.3%	33.1%	33.2%	33.2%	33.3%
Average daily revenues (3)	$280,191	$265,000	$281,040	$262,271	$332,715

(1)	Available days are the total number of rig calendar days in the period. Rigs are removed upon classification as held for sale and no longer eligible to earn revenue.
(2)

Utilization is calculated as a percentage of the actual number of revenue earning days divided by the available days in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations.

(3)

Average daily revenues are based on contract drilling revenues divided by revenue earning days. Average daily revenue will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees and demobilization fees.

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For the Three Months Ended September 30, 2017 and 2016

Net loss for the three months ended September 30, 2017 (the “Current Quarter”) was $40.1 million, or $8.01 per basic and diluted share, on operating revenues of $57.7 million, compared to net loss for the three months ended September 30, 2016 (the “Comparable Quarter”) of $41.5 million, or $8.31 per basic and diluted share, on operating revenues of $39.9 million.

The following table is an analysis of our operating results for the three months ended September 30, 2017 and 2016.

	Three Months Ended September 30,		Change
	2017	2016	$	%
(unaudited, in thousands)
Revenues
Contract drilling services	$51,831	$34,755	$17,076	49%
Management fees	342	993	(651)	-66%
Reimbursables	5,523	4,194	1,329	32%
Total revenues	57,696	39,942	17,754	44%
Operating costs and expenses
Operating costs	49,848	30,983	18,865	61%
General and administrative	6,949	10,128	(3,179)	-31%
Depreciation	18,538	18,977	(439)	-2%
Total operating costs and expenses	75,335	60,088	15,247	25%
Loss from operations	(17,639)	(20,146)	2,507	-12%
Other income (expense)
Interest income	231	11	220	**
Interest expense and financing charges	(19,258)	(18,722)	(536)	3%
Other, net	858	669	189	28%
Reorganization items	-	35	(35)	-100%
Total other expense	(18,169)	(18,007)	(162)	1%
Loss before income taxes	(35,808)	(38,153)	2,345	-6%
Income tax provision	4,260	3,373	887	26%
Net loss	$(40,068)	$(41,526)	$1,458	-4%
** Not a meaningful percentage.

Revenue: Total revenue increased 44% and contract drilling revenue increased 49% for the Current Quarter as compared to the Comparable Quarter. The increase in contract drilling revenue in the Current Quarter was primarily due to improved utilization on our jackup fleet, with an aggregate of 317 incremental revenue-earning days, including 71 additional days attributable to the addition of the Vantage 260, contributing $5.5 million in increased revenue. Increased average dayrates and revenue efficiencies on the Tungsten Explorer contributed an incremental $1.6 million contract drilling revenue in the Current Quarter.

Management fees and reimbursable revenue for the Current Quarter were $0.3 million and $5.5 million, respectively, as compared to $1.0 million and $4.2 million, respectively, in the Comparable Quarter. The decrease in management fees was primarily due to the completion of the construction of a managed drillship in 2016. The increase in reimbursable revenue was primarily a result of the increases in jackup utilization.

Operating costs: Operating costs for the Current Quarter increased 61% as compared to the Comparable Quarter. Jackup utilization changes resulted in an incremental $11.6 million, including $1.6 million for non-cash amortization of the contract value acquired with the Vantage 260.  Deepwater operating costs increased $7.3 million due primarily to incremental costs for the reactivation of the Platinum Explorer for an upcoming contract in India.

General and administrative expenses: Decreases in general and administrative expenses for the Current Quarter as compared to the Comparable Quarter were primarily due to a $1.4 million decrease in legal expenses associated with our internal FCPA investigation and the Petrobras arbitration. Additionally, the Comparable Quarter included accrued severance costs in connection with the resignations of former executives.

Depreciation expense: Depreciation expense for the Current Quarter was consistent with the Comparable Quarter.

Interest expense and other financing charges: Interest expense for the Current Quarter was consistent with the Comparable Quarter. Interest expense includes non-cash discount accretion, payment-in-kind interest and deferred financing costs totaling approximately $14.3 million and $14.1 million for the Current Quarter and for the Comparable Quarter, respectively.

Other, net: Our functional currency is the U.S. dollar; however a portion of the revenues earned and expenses incurred by certain of our subsidiaries are denominated in currencies other than the U.S. dollar. These transactions are remeasured in U.S. dollars

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based on a combination of both current and historical exchange rates. Net foreign currency exchange gains of $0.9 million and $0.7 million were included in other, net, for the Current Quarter and the Comparable Quarter, respectively.

Income tax expense: Income tax expense increased in the Current Quarter as compared to the Comparable Quarter due to an increase in revenue in the Current Quarter and the impact of the annualized effective tax rate.

For the Nine months ended September 30, 2017 and the Successor and Predecessor Periods

Net loss for the nine months ended September 30, 2017 (the “Current Period”) was $113.2 million, or $22.63 per basic and diluted share, on operating revenues of $153.0 million and net loss for the Successor Period was $106.3 million, or $21.26 per basic and diluted share, on operating revenues of $118.2 million. Net loss attributable to VDI for the Predecessor Period was $471.0 million, on operating revenues of $23.5 million.

The following table is an analysis of our operating results for the Current Period, the Successor Period and the Predecessor Period.

	Successor		Predecessor
	Nine Months Ended September 30, 2017	Period from February 10, 2016 to September 30, 2016	Period from January 1, 2016 to February 10, 2016
(unaudited, in thousands)
Revenues
Contract drilling services	$137,672	$99,715	$20,891
Management fees	1,148	3,664	752
Reimbursables	14,188	14,860	1,897
Total revenues	153,008	118,239	23,540
Operating costs and expenses
Operating costs	119,030	93,387	25,213
General and administrative	29,929	27,991	2,558
Depreciation	55,531	49,434	10,696
Total operating costs and expenses	204,490	170,812	38,467
Loss from operations	(51,482)	(52,573)	(14,927)
Other income (expense)
Interest income	587	26	3
Interest expense and financing charges	(57,180)	(48,144)	(1,728)
Other, net	2,073	987	(69)
Reorganization items	-	(606)	(452,919)
Bargain purchase gain	1,910	-	-
Total other expense	(52,610)	(47,737)	(454,713)
Loss before income taxes	(104,092)	(100,310)	(469,640)
Income tax provision	9,067	5,978	2,371
Net loss	(113,159)	(106,288)	(472,011)
Net loss attributable to noncontrolling interests	-	-	(969)
Net loss attributable to VDI	$(113,159)	$(106,288)	$(471,042)

Revenue: During the Current Period jackup utilization averaged 76% with both the Emerald Driller and the Aquamarine Driller working throughout and the remaining three jackups working a combined additional 410 days generating a combined average daily revenue of $64,268 across the jackup fleet. During the Successor Period, only the Aquamarine Driller worked the entire period with the remaining three jackups working a combined additional 175 days at a combined average daily revenue of $94,794. In the Predecessor period of January 1, 2016 to February 10, 2016, our jackups had an aggregate 86 revenue earning days at average daily revenue of approximately $88,347.

Deepwater utilization for the Current Period, for the Successor Period and for the Predecessor Period averaged 33% as only the Tungsten Explorer worked throughout all periods. Neither of our other two ultra-deepwater drillships worked during the reported periods as the Platinum Explorer completed its initial 5-year contract during the fourth quarter of 2015 and the Titanium Explorer drilling contract was cancelled by the operator in August 2015.

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Management fees for the Current Period, the Successor Period and the Predecessor Period averaged approximately $4,206 per day, $15,658 per day and $18,810 per day, respectively. Reimbursable revenue for the Current Period and the Successor Period was $14.2 million and $14.9 million, respectively, with six rigs working part of the Current Period and four working for part of the Successor Period. Reimbursable revenue for the Predecessor Period was $1.9 million when three rigs worked for the entire period.

Operating costs: Operating costs for the Current Period were approximately $119.0 million, including $8.2 million of reimbursable costs. Operating costs for the Successor Period were approximately $93.4 million, including $11.9 million of reimbursable costs. For the Predecessor Period, operating costs were $25.2 million, including $1.4 million of reimbursable costs. Operating costs in the respective periods were dependent on the operational status of the rigs.

General and administrative expenses: General and administrative expenses for the Current Period and the Successor Period were $29.9 million and $28.0 million, respectively, including $10.9 million and $6.8 million, respectively, in legal expenses associated with our internal FCPA investigation and the Petrobras arbitration. Similar charges incurred in the Predecessor Period totaled $531,000.

Depreciation expense: For the Predecessor Period, depreciation expense was based on the historical cost basis of our property and equipment. Upon our emergence from bankruptcy, we applied the provisions of fresh-start accounting and revalued our property and equipment to fair value which resulted in a significant decrease in those values. Depreciation expense for the Current Period and the Successor Period is based on the reduced asset values of property and equipment as a result of the adoption of fresh-start accounting.

Interest expense and other financing charges: Interest expense for the Current Period and for the Successor Period is calculated on the debt that was issued in connection with our emergence from bankruptcy on February 10, 2016. Interest expense for the Predecessor Period was calculated on the old credit agreement as provided for in the Reorganization Plan and on the VDC Note issued in connection with the Reorganization Plan. Interest expense for the Current Period and for the Successor Period includes approximately $42.7 million and $36.2 million of non-cash payment in kind interest and deferred financing costs, respectively.

Reorganization items: In the Predecessor Period, we incurred $22.7 million of post-petition professional fees associated with the bankruptcy cases. Additionally, we incurred non-cash charges of $2.06 billion in fresh-start accounting adjustments, offset by a $1.63 billion non-cash gain on settlement of LSTC. During the Successor Period we incurred $606,000 in professional fee expenses in connection with our bankruptcy cases.

Bargain purchase gain: We recorded a bargain purchase gain of $1.9 million during the Current Period related to our Vantage 260 acquisition. The gain on bargain purchase resulted from the excess of the net fair value of the assets acquired and liabilities assumed in the acquisition over the purchase price. We believe that we were able to negotiate a bargain purchase price as a result of our operational presence in West Africa and the seller’s liquidation.

Other, net: Net foreign currency exchange gains included in other, net for the Current Period and the Successor Period were $2.3 million and $1.0 million, respectively. Foreign currency exchange gains or losses included in other, net in the Predecessor Period were insignificant.

Income tax expense: Our estimated annualized effective tax rate for the Current Period was negative 8.8% based on estimated annualized loss before income taxes excluding income tax discrete items. Our estimated annualized effective tax rates for the Successor Period and the Predecessor Period were negative 9.4% based on estimated annualized loss or profit before income taxes in the respective periods, excluding income tax discrete items. For all periods, we had a loss before income taxes resulting in negative tax rates. Our income taxes are generally dependent upon the results of our operations and the local income taxes in the jurisdictions in which we operate. In some jurisdictions we do not pay taxes or receive benefits for certain income and expense items, including interest expense, loss on extinguishment of debt and reorganization expenses.

Liquidity and Capital Resources

As of September 30, 2017, we had working capital of approximately $233.9 million, including approximately $198.6 million of cash available for general corporate purposes. Scheduled principal debt maturities and interest payments through December 31, 2018 are approximately $31.1 million. We anticipate expenditures through December 31, 2018 for sustaining capital expenditures on our rig fleet, capital spares, information technology and other general corporate projects to be approximately $3.1 million to $3.8 million. As our rigs obtain new contracts, we could incur reactivation and mobilization costs for these rigs, as well as customer requested equipment upgrades. These costs could be significant and may not be fully recoverable from the customer. Additionally, we anticipate expenditures for maintenance and repairs and equipment certifications on our rigs in preparation for future contracts. Through December 31, 2018, we anticipate incremental expenditures for fleet reactivation, special periodic surveys and major repair and maintenance expenditures to be approximately $15.8 million to $19.4 million. As of September 30, 2017 we had $12.7 million available for the issuance of letters of credit under our revolving letter of credit facility.

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In February 2017, we executed a purchase and sale agreement with a third party to acquire the Vantage 260 jackup rig and related multi-year drilling contract for $13.0 million. A down payment of $1.3 million was made upon execution of the agreement and the remaining $11.7 million was paid upon closing on April 5, 2017.

The table below includes a summary of our cash flow information for periods indicated.

	Successor		Predecessor
(unaudited, in thousands)	Nine Months Ended September 30, 2017	Period from February 10, 2016 to September 30, 2016	Period from January 1, 2016 to February 10, 2016
Cash flows provided by (used in):
Operating activities	$(17,412)	$3,283	$(21,365)
Investing activities	(14,606)	(10,107)	116
Financing activities	(1,072)	(1,123)	66,875

Changes in cash flows from operating activities are driven by changes in net income (see discussion of changes in net income in “Results of Operations” above) during the periods. Changes in cash flows used in investing activities are dependent upon our level of capital expenditures, which varies based on the timing of projects. Cash used for the acquisition of the Vantage 260 totaled $13.0 million in the nine months ended September 30, 2017. In the Predecessor Period from January 1, 2016 to February 10, 2016, we received proceeds of $73.9 million, net of debt issuance costs of $2.3 million, from the issuance of the 10% Second Lien Notes. Additionally, we made a $7.0 million payment on our pre-petition credit agreement.

The significant elements of our post-petition debt are described in “Note 5. Debt” to our consolidated financial statements included elsewhere in this report.

We enter into operating leases in the normal course of business for office space, housing, vehicles and specified operating equipment. Some of these leases contain options that would cause our future cash payments to change if we exercised those options.

We are subject to litigation, claims and disputes in the ordinary course of business, some of which may not be covered by insurance. Information regarding our legal proceedings is set forth in “Note 8. Commitments and Contingencies” to our consolidated financial statements included elsewhere in this report. There is an inherent risk in any litigation or dispute and no assurance can be given as to the outcome of any claims. We do not believe the ultimate resolution of any existing litigation, claims or disputes will have a material adverse effect on our financial position, results of operations or cash flows.

Critical Accounting Policies and Accounting Estimates

The preparation of financial statements and related disclosures in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While management believes current estimates are appropriate and reasonable, actual results could materially differ from those estimates. We have identified the policies below as critical to our business operations and the understanding of our financial operations.

Fresh-start Accounting: Effective with our bankruptcy filing on December 3, 2015, we were subject to the requirements of ASC 852. All expenses, realized gains and losses and provisions for losses directly associated with the bankruptcy proceedings were classified as “reorganization items” in the consolidated statements of operations. Certain pre-petition liabilities subject to Chapter 11 proceedings were considered LSTC on the Petition Date and just prior to our emergence from bankruptcy on the Effective Date. The LSTC classification distinguished such liabilities from the liabilities that were not expected to be compromised and liabilities incurred post-petition.

Upon emergence from bankruptcy, we adopted fresh-start accounting, which resulted in the Company becoming a new entity for financial reporting purposes. Upon adoption of fresh-start accounting, our assets and liabilities were recorded at their fair values as of the Effective Date. The Effective Date fair values of our assets and liabilities differed materially from the recorded values of our assets and liabilities as reflected in our historical consolidated balance sheets. The effects of the Reorganization Plan and the application of fresh-start accounting are reflected in our consolidated balance sheet as of December 31, 2016 and the related adjustments thereto were recorded in our consolidated statement of operations as reorganization items for the period January 1, 2016 to February 10, 2016.

Property and Equipment: Our long-lived assets, primarily consisting of the values of our drilling rigs, are the most significant amount of our total assets. We make judgments with regard to the carrying value of these assets, including amounts capitalized, componentization, depreciation and amortization methods, salvage values and estimated useful lives. Drilling rigs are depreciated on a component basis over estimated useful lives on a straight-line basis as of the date placed in service. Other assets are depreciated upon placement in service over estimated useful lives on a straight-line basis.

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We evaluate the realization of property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss on our property and equipment exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Any impairment loss recognized would be computed as the excess of the asset’s carrying value over the estimated fair value. Estimates of future cash flows require us to make long-term forecasts of our future revenues and operating costs with regard to the assets subject to review. Our business, including the utilization rates and dayrates we receive for our drilling rigs, depends on the level of our customers’ expenditures for oil and natural gas exploration, development and production expenditures. Oil and natural gas prices and customers’ expectations of potential changes in these prices, the general outlook for worldwide economic growth, political and social stability in the major oil and natural gas producing basins of the world, availability of credit and changes in governmental laws and regulations, among many other factors, significantly affect our customers’ levels of expenditures. Sustained declines in or persistent depressed levels of oil and natural gas prices, worldwide rig counts and utilization, reduced access to credit markets, reduced or depressed sale prices of comparably equipped jackups and drillships and any other significant adverse economic news could require us to evaluate the realization of our drilling rigs. In connection with our adoption of fresh-start accounting upon our emergence from bankruptcy on February 10, 2016, an adjustment of $2.0 billion was recorded to decrease the net book value of our drilling rigs to estimated fair value. As of September 30, 2017, no triggering event has occurred to indicate that the current carrying value of our drilling rigs may not be recoverable.

Revenue: Revenue is recognized as services are performed based on contracted dayrates and the number of operating days during the period.

In connection with a customer contract, we may receive lump-sum fees for the mobilization of equipment and personnel. Mobilization fees and costs incurred to mobilize a rig from one geographic market to another are deferred and recognized on a straight-line basis over the term of such contract, excluding any option periods. Costs incurred to mobilize a rig without a contract are expensed as incurred. Fees or lump-sum payments received for capital improvements to rigs are deferred and amortized to income over the term of the related drilling contract. The costs of such capital improvements are capitalized and depreciated over the useful lives of the assets. We had no deferred revenues under drilling contracts at September 30, 2017 or December 31, 2016.

Rig and Equipment Certifications: We are required to obtain regulatory certifications to operate our drilling rigs and certain specified equipment and must maintain such certifications through periodic inspections and surveys. The costs associated with these certifications, including drydock costs, are deferred and amortized over the corresponding certification periods.

Income Taxes: Income taxes have been provided based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned. Deferred income tax assets and liabilities are computed for differences between the financial statement basis and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. We recognize interest and penalties related to income taxes as a component of income tax expense.

Recent Accounting Standards: See “Note 2. Basis of Presentation and Significant Accounting Policies” to our consolidated financial statements included elsewhere in this report.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Our rigs operate in various international locations and thus are sometimes subject to foreign exchange risk. We may from time to time also be exposed to certain commodity price risk, equity price risk and risks related to other market driven rates or prices. We do not enter into derivatives or other financial instruments for trading or speculative purposes. The significant decline in worldwide exploration and production spending as a result of reduced oil prices has negatively impacted the offshore contract drilling business as discussed in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Interest Rate Risk: As of September 30, 2017, we had approximately $140.5 million face amount of variable rate debt outstanding under the 2016 Term Loan Facility. Under the 2016 Term Loan Facility, interest is payable on the unpaid principal amount of each term loan at LIBOR plus 6.5%, with a LIBOR floor of 0.5%. As of September 30, 2017, the 1-month LIBOR rate was 1.24% and the current interest rate on the 2016 Term Loan Facility is 7.74%. Increases in the LIBOR rate would impact the amount of interest that we are required to pay on these borrowings. For every 1% increase in LIBOR (above the LIBOR floor) we would be subject to an increase in interest expense of $1.4 million per annum based on September 30, 2017 outstanding principal amounts. We have not entered into any interest rate hedges or swaps with regard to the 2016 Term Loan Facility.

Foreign Currency Exchange Rate Risk. Our functional currency is the U.S. Dollar, which is consistent with the oil and gas industry. However, outside the United States, a portion of our expenses are incurred in local currencies. Therefore, when the U.S. Dollar weakens (strengthens) in relation to the currencies of the countries in which we operate, our expenses reported in U.S. Dollars will increase (decrease). A substantial majority of our revenues are received in U.S. dollars, our functional currency; however, in certain countries in which we operate, local laws or contracts may require us to receive some payment in the local currency. We are exposed to foreign currency exchange risk to the extent the amount of our monetary assets denominated in the foreign currency differs

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from our obligations in that foreign currency. In order to mitigate the effect of exchange rate risk, we attempt to limit foreign currency holdings to the extent they are needed to pay liabilities in the local currency. To further manage our exposure to fluctuations in currency exchange rates, foreign exchange derivative instruments, specifically foreign exchange forward contracts, or spot purchases, may be used. A foreign exchange forward contract obligates us to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. We do not enter into derivative transactions for speculative purposes. As of September 30, 2017, we did not have any open foreign exchange derivative contracts or material foreign currency exposure risk.

Item 4. Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports we voluntarily file or submit to the SEC is recorded, processed, summarized, and reported within the time periods required by our debt agreements.

We carried out an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, such officers have concluded that the design and operation of these disclosure controls and procedures were effective as of September 30, 2017 to provide reasonable assurance that information required to be disclosed on our reports filed or submitted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) was (1) accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure and (2) recorded, summarized and reported within the time periods specified in the SEC’s rules and forms.

There were no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent fiscal quarter that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings

Information regarding the Company’s legal proceedings is set forth in “Note 8. Commitments and Contingencies” located in the Notes to Unaudited Consolidated Financial Statements included in Part I Item 1 of this Quarterly Report on Form 10-Q and is incorporated herein by reference.

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Item 6. Exhibits

			Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	File Number	Exhibit	Filing Date
2.1	Joint Prepackaged Chapter 11 Plan of Offshore Group Investment Limited and its Affiliated Debtors, dated December 1, 2015, which is Exhibit A to the Disclosure Statement		T-3	022-29012	99.T3E.1	12/02/15
3.1A	Certificate of Incorporation of the Company		S-4	333-170841	3.3	11/24/10
3.1B	Third Amended and Restated Memorandum and Articles of Association of the Company		8-K	333-159299-15	3.01	08/05/16
4.1	Second Amended and Restated Credit Agreement by and between Offshore Group Investment Limited, certain subsidiaries thereof as Guarantors, the lenders from time to time party thereto as Lenders and Royal Bank of Canada as Administrative Agent and Collateral Agent, dated as of February 17, 2016		8-K	333-159299-15	4.1	02/17/16
4.2	Second Lien Indenture by and between Offshore Group Investment Limited, the guarantors from time to time party thereto (including certain of the Assignors, as defined therein) and U.S. Bank National Association, as trustee and noteholder collateral agent, dated as of February 10, 2016		8-K	333-159299-15	4.2	02/17/16
4.3	Third Lien Indenture by and between Offshore Group Investment Limited, the guarantors from time to time party thereto (including certain of the Assignors, as defined therein) and U.S. Bank National Association, as trustee and noteholder collateral agent, dated as of February 10, 2016		8-K	333-159299-15	4.3	02/17/16
4.4	Supplemental Indenture, dated as of June 8, 2016, among Vantage Drilling International (f/k/a Offshore Group Investment Limited), the guarantors party thereto, and U.S. Bank National Association, as trustee and noteholder collateral agent, to the Third Lien Indenture dated as of February 10, 2016		S-1	333-212081	4.4	06/16/16
4.5	Shareholders Agreement by and among Offshore Group Investment Limited and the Shareholders (as defined therein) dated as of February 10, 2016		8-K	333-159299-15	10.1	02/17/16
4.6	Registration Rights Agreement by and among Offshore Group Investment Limited and each of the Holders (as defined therein) party thereto dated as of February 10, 2016		8-K	333-159299-15	10.2	02/17/16
4.7	Amendment No. 1 to the Registration Rights Agreement dated as of May 9, 2016, by and among Vantage Drilling International (f/k/a Offshore Group Investment Limited) and each of the Holders party thereto		10-Q	333-159299-15	10.3	5/13/16

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4.8	Registration Rights Agreement among Vantage Drilling International, Vantage Drilling Company and the joint official liquidators of Vantage Drilling Company, dated as of April 26, 2017		10-K/A	333-212081	10.1	05/01/17
12.1	Statement re Computation of Earnings to Fixed Charges	X
31.1	Certification of Principal Executive Officer Pursuant to Section 302	X
31.2	Certification of Principal Financial and Accounting Officer Pursuant to Section 302	X
32.1**	Certification of Principal Executive Officer Pursuant to Section 906
32.2**	Certification of Principal Financial and Accounting Officer Pursuant to Section 906
101.INS	— XBRL Instance Document	X
101.SCH	— XBRL Schema Document	X
101.CAL	— XBRL Calculation Document	X
101.DEF	— XBRL Definition Linkbase Document	X
101.LAB	— XBRL Label Linkbase Document	X
101.PRE	— XBRL Presentation Linkbase Document	X

** These exhibits are furnished herewith and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VANTAGE DRILLING INTERNATIONAL

Date: November 7, 2017	By:	/s/ THOMAS J. CIMINO
Thomas J. Cimino
Chief Financial Officer
(Principal Financial and Accounting Officer)

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Exhibit 12.1
Ratio of Earnings to Fixed Charges
(In thousands, except Ratio of Earnings to Fixed Charges)

Successor
Nine Months
Ended September
30, 2017
Earnings (Loss)
Loss before provision for income taxes and minority interest	$ (104,093)
Fixed charges	57,372
Minority interest in pre-tax income of subsidiaries with no fixed charges	-
Loss as adjusted	$ (46,721)

Fixed Charges
Interest expense	$ 57,180
Portion of rental expense representative of the interest factor	192
Total fixed charges	$ 57,372

Ratio of earnings to fixed charges (a)	-

(a) For the nine months ended September 30, 2017 earnings were not sufficient to cover fixed charges by approximately $104.1 million.